Exhibit 10.19

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

PEN FACTORY

2701 OLYMPIC BOULEVARD

WEST BUILDING

OFFICE LEASE

CSHV PEN FACTORY, LLC,

a Delaware limited liability company

as Landlord,

and

GOODRX, INC.,

a Delaware corporation

as Tenant

West Building

PEN FACTORY
2701 Olympic Blvd., West Building
[GoodRx]

PEN FACTORY
(i)	2701 Olympic Blvd., West Building
[GoodRx]

Page

ARTICLE 25 LETTER OF CREDIT	57

ARTICLE 26 MISCELLANEOUS PROVISIONS	62

EXHIBITS

A	OUTLINE OF PREMISES

B	TENANT WORK LETTER

C	MEMORANDUM OF COMMENCEMENT OF LEASE

D	FORM OF TENANT’S ESTOPPEL CERTIFICATE

E	RULES AND REGULATIONS

F	FORM OF LETTER OF CREDIT

G	LOCATION OF DECKS

H	ENVIRONMENTAL DISCLOSURE

I	LOCATION OF TENANT’S RESERVED PARKING SPACES

J	LOCATION OF TENANT’S SIGNAGE

EXTENSION OPTION RIDER

PEN FACTORY
(ii)	2701 Olympic Blvd., West Building
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TABLE OF DEFINED TERMS

Page(s)
AAA	69
Abated Rent	6
Abated Rent Purchase Price	6
Abatement Event	50
Abatement Event Termination Date	50
Abatement Event Termination Notice	50
Acceleration Thresholds	59
Acceptable Changes	28
Additional Rent.	6
Alterations	28
Anticipated Delivery Date	4
Anti-Terrorism Regulations	70
Arbitration Award	69
Arbitration Notice	69
Arbitrator	69
Bank	57
Bank’s Credit Rating Threshold	57
Bankruptcy Code	57
Base Building	35
Base Rent	5
BOMA Standard	3
Brokers	65
BS/BS Exception	26
Building	1
Building Systems	26
Calendar Year	7
Common Areas	2
Comparable Buildings	2
Contemplated Effective Date	41
Contemplated Transfer Space	41
Control,	43
Cost Pools	16
Damage Termination Date	36
Damage Termination Notice	36
Deck Furniture	2
Default	47
Delivery Date	4
Design Problem	28
Downtime Period	41
Downtime Start Date	41
EBITDA,	59
Eligibility Period	50
Emergency	27
Environmental Laws	20
Estimate	16
Estimate Statement	16
Estimated Excess	16
Excepted Matters	70

PEN FACTORY
(iii)	2701 Olympic Blvd., West Building
[GoodRx]

Pagve(s)
Expense Year	7
Fair Market Rental Rate	Extension Option Rider
Financial Security Determination	1
Financial Statements	46
Force Majeure	64
Generator	71
Generator Area	71
Hazardous Materials	20
Holiday	22
HVAC	22
Intention to Transfer Notice	41
Interest Rate	7
JAMS	69
Landlord	1
Landlord Contribution	37
Landlord Parties	31
Landlord Repair Items	27
Landlord Repair Notice	35
Laws	53
L-C	56
L-C Amount	56
L-C Draw Event	57
L-C Expiration Date	57
L-C FDIC Replacement Notice	57
Lease	1
Lease Commencement Date	4
Lease Expiration Date	4
Lease Term	4
Lease Year	4
Minimum L-C Amount	59
Nine Month Period	42
Non-Premises Wiring and Cabling	24
Normal Business Hours	22
Notices	65
Objectionable Name or Logo	52
OFAC	70
OFAC Violation	70
Operating Expenses	7
Option Term	Extension Option Rider
Original Tenant	44, 71
Other Buildings	1
Permitted Occupant	43
Premises	1
Prevailing Party	69
Project	1
Proposition 13	13
Proposition 13 Purchase Price	6
Recapture Notice	41
Renovations	66
Rent	6

PEN FACTORY
(iv)	2701 Olympic Blvd., West Building
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Page(s)

Rental Loss Damages	45
Requesting Party	46
Secured Areas	55
Security Deposit	61
Security Deposit Laws	60
Statement	15
Subject Space	39
Subleasing Costs	41
Summary	1
Supplemental Statement	15
Tax Expenses	13
Telecommunications Equipment	70
Tenant	1
Tenant HVAC System	25
Tenant Parties	31
Tenant Review	18
Tenant’s Signage	52
Tenant’s Auditor	18
Tenant’s Security System	23
Tenant’s Share	15
Transaction Costs	41
Transfer	42
Transfer Approval Notice	39
Transfer Assignee	43
Transfer Notice	39
Transfer Premium	41
Transfer Request Review Period	39
Transferee	39
Transfers	39
Underlying Documents	7
Unusable Area	50

PEN FACTORY
(v)	2701 Olympic Blvd., West Building
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SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”). Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined in this Summary shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)		DESCRIPTION

1.	Date:	September ___, 2019

2.	Landlord:	CSHV PEN FACTORY, LLC, a Delaware limited liability company

3.	Address of Landlord for Notices (Section 26.18):	CSHV PEN FACTORY, LLC c/o Lincoln Property Company 915 Wilshire Blvd., Suite 2050 Los Angeles, CA 90017 Attn: Property Manager With copy to: [***] [***] [***] Attn: [***]

	Address of Landlord for Rent (Section 3.1):	Regular and Overnight Mail CSHV PEN FACTORY, LLC c/o Lincoln Property Company 915 Wilshire Blvd., Suite 2050 Los Angeles, CA 90017 Attn: Property Manager

4.	Tenant:	GOODRX, INC., a Delaware corporation

PEN FACTORY
2701 Olympic Blvd., West Building
[GoodRx]

5.	Address of Tenant (Section 26.18):

Prior to Lease Commencement Date:

GOODRX, INC.

233 Wilshire Boulevard, Suite 300

Santa Monica, CA 90401

Attn: Trevor Bezdek, CEO,

  Romin Nabiey, VP Finance and

  Gracye Cheng, VP Legal (3 separate notices)

After Lease Commencement Date:

at the Premises

Attn:  Trevor Bezdek, CEO,

  Romin Nabiey, VP Finance and

  Gracye Cheng, VP Legal (3 separate notices)

6.	Premises, Building and Project (Article 1):

	6.1 Premises:	Approximately 73,869 rentable square feet (and 65,661 usable square feet) of space in the Building, as set forth in Exhibit A attached hereto, which includes both ground floor and mezzanine space.

	6.2 Building:	2701 Olympic Boulevard, West Building, Santa Monica, California 90404, containing 131,749 rentable square feet.

	6.3 Project:	Pen Factory, consisting of two (2) buildings (2701 Olympic Boulevard, Buildings “West” (aka Building A) and “East” (aka Building B), Santa Monica, California 90404) and other elements as described in Section 1.1 of the Lease, containing 219,571 rentable square feet.

7.	Term (Article 2):

	7.1 Lease Term:	Approximately one hundred twenty-eight (128) months.

	7.2 Lease Commencement Date:	The date which is two hundred seventy (270) days following the Delivery Date (as defined in Article 2 below), subject to Commencement Date Delays (as defined in Section 5 of the Tenant Work Letter attached hereto as Exhibit B).

	7.3 Lease Expiration Date:	The last day of the one hundred twenty-eighth (128th) full calendar month of the Lease Term; provided, however, that if the Lease Commencement Date is a date other than the first (1st) day of a month, the Lease Expiration Date shall be the last day of the month which is one hundred twenty-eight (128) months after the month in which the Lease Commencement Date falls, unless extended or earlier terminated pursuant to this Lease.

PEN FACTORY
-2-	2701 Olympic Blvd., West Building
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	7.4 Memorandum regarding Commencement of Lease:	Landlord and Tenant shall confirm the Lease Commencement Date and the Lease Expiration Date in a Memorandum of Commencement of Lease (Exhibit C) to be executed pursuant to Article 2 of the Office Lease.
8.	Base Rent (Article 3):

Lease Year During Lease Term	Annual Base Rent	Monthly Installment of Base Rent*	Monthly Base Rental Rate per Rentable Square Foot**
1	$[***]	$[***]***	$[***]***
2	$[***]	$[***]	$[***]
3	$[***]	$[***]	$[***]
4	$[***]	$[***]	$[***]
5	$[***]	$[***]	$[***]
6	$[***]	$[***]	$[***]
7	$[***]	$[***]	$[***]
8	$[***]	$[***]	$[***]
9	$[***]	$[***]	$[***]
10	$[***]	$[***]	$[***]0
11	N/A	$[***]	$[***]

*

The initial Monthly Installment of Base Rent amount was calculated by multiplying the initial Monthly Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Premises, and the initial Annual Base Rent amount was calculated by multiplying the initial Monthly Installment of Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of Lease Year 2, the calculation of each Monthly Installment of Base Rent amount reflects an annual increase of four percent (4%), and each Annual Base Rent amount was calculated by multiplying the corresponding Monthly Installment of Base Rent amount by twelve (12).

**	The amounts identified in the column entitled “Monthly Base Rental Rate per Rentable Square Foot” are rounded amounts and are provided for informational purposes only.
***	Subject to Section 3.2 below.

9. Permitted Use (Article 5):	Creative office use and other legally permitted uses ancillary thereto, all in compliance with applicable Laws (as that term is defined in Article 22 of the Lease), including without limitation, the Bergamot Area Plan, and consistent with the character of the Project as a first class creative office project.

PEN FACTORY
-3-	2701 Olympic Blvd., West Building
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10. Additional Rent: Tenant’s Share of Direct Expenses (Section 4.2.6)

56.07% with respect to Direct Expenses allocated to only the Building (subject, however, to Sections 4.2.6 and 4.3.4 below).

33.64% with respect Direct Expenses allocated to the Project (subject, however, to Sections 4.2.6 and 4.3.4 below).

11. Tenant Improvement Allowance: (Section 2.1 of the Tenant Work Letter)	$[***] (i.e., $[***] per rentable square foot of the Premises).

12. Parking (Article 24):

Prior to the first (1st) anniversary of the Lease Commencement Date, Tenant shall rent two (2) unreserved parking passes for each 1,000 usable square feet contained in the Premises, which equals one hundred thirty-one (131) unreserved parking passes, provided Tenant shall have the (A) obligation to convert three (3) of such one hundred thirty-one (131) unreserved parking passes into reserved parking passes and (B) right to convert up to five (5) of such one hundred thirty-one (131) unreserved parking passes, into reserved parking spaces in the locations, set forth on Exhibit I attached to this Lease, and Tenant shall have the right, but not the obligation, to rent an additional two (2) unreserved parking pass for each 1,000 usable square feet contained in the Premises, which equals one hundred thirty-one (131) unreserved parking passes, all upon the terms and conditions and at the rate provided in Article 24 hereof.

Commencing on the first (1st) anniversary of the Lease Commencement Date, Tenant shall rent three (3) unreserved parking passes for each 1,000 usable square feet contained in the Premises, which equals one hundred ninety-seven (197) unreserved parking passes, provided Tenant shall have the (A) obligation to convert three (3) of such one hundred ninety-seven (197) unreserved parking passes into reserved parking passes and (B) right to convert up to eight (8) of such one hundred ninety-seven (197) unreserved parking passes, into reserved parking spaces in the locations, set forth on Exhibit I attached to this Lease (subject to the temporary relocation thereof by Landlord to elsewhere within the Parking Area), all upon the terms and conditions and at the rate provided in Article 24 hereof.

13. Letter of Credit (Article 25):	$9,000,000.00.

PEN FACTORY
-4-	2701 Olympic Blvd., West Building
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14. Brokers (Section 26.24):	LA Realty Partners, representing Landlord, and Cushman & Wakefield, representing Tenant.

PEN FACTORY
-5-	2701 Olympic Blvd., West Building
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OFFICE LEASE

This Office Lease, which includes the preceding Summary attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between CSHV PEN FACTORY, LLC, a Delaware limited liability company (“Landlord”), and GOODRX, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

PROJECT, BUILDING AND PREMISES

1.1 Project, Building and Premises.

1.1.1 Building and Project. The Building defined in Section 6.2 of the Summary (the “Building”) is part of a multi-building commercial project located on Olympic Boulevard between 26th Street and Stewart Street, Santa Monica, California. As used in this Lease, the term “Project” shall mean, collectively, the following: (A) the Building; (B) the other buildings located or to be located from time to time within the aforementioned Project, including without limitation, the building located at 2701 Olympic Boulevard, East Building (aka Building B), Santa Monica, California 90404 (collectively, the “Other Buildings”); (C) those certain related parking areas of the Building and Other Buildings (the “Parking Areas”); (D) any plaza areas, patios, decks, walkways, driveways, courtyards, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Building, Other Buildings and the Parking Areas, which are reasonably designated from time to time by Landlord as common areas; (E) any additional buildings, improvements, facilities, parking areas and structures and common areas which Landlord may add thereto from time to time within or as part of the Project, provided, however, that any such additions shall not materially increase Tenant’s monetary and/or non-monetary obligations under this Lease unless such additions are required by Laws (as that term is defined in Article 22 below), or intended to help improve the security and/or safety of the tenants of, or the visitors to, the Project; and (F) the land upon which any of the foregoing are situated. A depiction of the Project is set forth on the Site Plan attached to this Lease as Exhibit A-1. Notwithstanding any term or provision to the contrary contained in this Lease, the Buildings other than this Building shall only be a part of the Project to the extent owned by Landlord or an Affiliate thereof or subject to a cost sharing and reciprocal use agreement (or other similar agreement providing for the common management and use of certain common areas and other amenities of the Buildings). In addition, notwithstanding the foregoing or anything contained in this Lease to the contrary except as specifically set forth in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), (1) Landlord has no obligation to expand or otherwise make any improvements within the Project, and (2) Landlord shall have the right from time to time to include or exclude any improvements or facilities within the Project, at Landlord’s sole election, as more particularly set forth in Section 1.1.3 below, provided such exclusion will not materially and adversely interfere with Tenant’s permitted use of or access to the Premises (as defined below).

1.1.2 Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building and located within the Project. The outline of the floor plan of the Premises is set forth in Exhibit A-2 attached hereto.

PEN FACTORY

-1-	2701 Olympic Blvd., Building B
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1.1.3 Tenant’s and Landlord’s Rights. Tenant is hereby granted the right to the nonexclusive use by Tenant and Tenant’s employees, agents, contractors and invitees, of the areas located on the Project designated by Landlord from time to time as common areas for the Project (the “Common Areas”) (including the 10,000 square foot outdoor courtyard located between the West Building and East Building of the Project which shall remain a Common Area courtyard accessible by Tenant and Tenant’s employees, agents, contractors and invitees and the other tenants of the Project); provided, however, that Tenant’s use thereof shall be subject to (i) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Project, and (ii) such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time (which shall be provided in writing to Tenant). Except as otherwise provided in this Lease, the manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord, provided that Landlord shall maintain and operate the same in a first class manner substantially consistent with that of Comparable Buildings (as defined below) and the use thereof shall be subject to the Rules and Regulations (as that term is defined in Section 5.1 below). Except when and where Tenant’s right of access is specifically excluded as the result of (i) an emergency, (ii) a requirement by applicable Laws, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Parking Areas twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Article 2 of this Lease. Landlord reserves the right from time to time to use any of the common areas of the Project, and the roof, risers and conduits of the Building and Other Buildings for telecommunications and/or any other reasonable purposes, and to do any of the following, so long as such changes do not change the nature of the Project to something other than a first class creative office building project, and such acts are performed in accordance with all applicable Laws (as defined in Article 22 below) and do not materially and adversely interfere with Tenant’s permitted use of or access to the Premises or materially increase Tenant’s obligations under this Lease: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Project or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, addresses of the Building or any buildings in the Project, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, plazas, courtyards, transportation facilitation areas and common areas, and, subject to Article 24 below, parking spaces, parking structures and parking areas, and (y) expanding or decreasing the size of the Project and any common areas and other elements thereof; (2) close temporarily any of the common areas while engaged in making repairs, improvements or alterations to the Project; and (3) perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. “Comparable Buildings” shall mean 2600-2700 Colorado, 1740 Stewart Street (Red Bull headquarters), 1630 Stewart Street, the project known as the “Water Garden” (i.e., 1620 26th Street, 1601 Cloverfield Boulevard, 2450 Colorado Avenue and 2425 Olympic Boulevard), Colorado Center (i.e., 2425-2501, 2525 and 2401 Colorado Avenue, and 2400, 2450 and 2500 Broadway), 2220 Colorado Avenue, Santa Monica Gateway (i.e., 2834 Colorado Avenue), 12333 West Olympic Boulevard, and Westside Media Center (i.e., 12100, 12200 and 12333 West Olympic Boulevard).

1.1.4 Deck Area. Subject to the terms and conditions contained in this Section 1.1.4 and elsewhere in this Lease commencing as of the Lease Commencement Date, and continuing until the expiration or earlier termination of this Lease, Tenant shall have an exclusive license during the Lease Term to use that certain one (1) deck area (the “Deck Area”) as set forth on Exhibit G attached hereto. The Deck Area shall not be included in the square footage of the Premises for purposes of this Lease during the initial Lease Term. Notwithstanding any provision to the contrary contained in this Lease, except as otherwise set forth in Section 1.1 of the Tenant Work Letter, Tenant shall accept the Deck Area in its “as-is” condition, and Landlord shall not be obligated to provide or pay for any work or services related to the improvement of the Deck Area. Tenant shall have no right to alter, change or make improvements to the Deck Area; provided, however, that Tenant shall be responsible, at its sole cost and expense, for the cleaning and maintenance of the Deck Area. Tenant shall have the exclusive right to place and maintain furniture

PEN FACTORY

-2-	2701 Olympic Blvd., Building B
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(including, without limitation, chairs, tables, heaters, and/or trash receptacles) (collectively, “Deck Furniture”) in the Deck Area; provided that any Deck Furniture which is visible from outside of the Building shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s use of any Deck Furniture shall comply with all applicable Laws and shall be subject to receipt of any applicable governmental permit or approval required therefor. Tenant shall remain solely liable for any liability arising out of the placement of the Deck Furniture in the Deck Area, and Landlord shall have no liability in connection therewith. The exact location of the Deck Furniture within the Deck Area shall be determined by Tenant and shall conform to such Laws as may be applicable. Tenant shall keep the Deck Area clean of all trash and debris and shall also keep the surrounding areas clean of debris and trash arising from the use of the Deck Area. Tenant agrees, at its own expense, to pay for all water, electricity, telephone and all similar utilities used by Tenant in the Deck Area (including, without limitation, all sales, use and other taxes imposed thereon by any governmental authority). Tenant shall remove any Deck Furniture from the Deck Area upon the expiration or earlier termination of this Lease and shall return the affected portion of the Deck Area to the condition the Deck Area would have been in had no such Deck Furniture been installed, reasonable wear and tear and casualty excepted. Tenant’s use of the Deck Area shall be subject to such additional reasonable, non-discriminatory rules, regulations and restrictions as Landlord may reasonably make from time to time concerning the Deck Area. Except as expressly set forth in this Section 1.1.4, all of the terms, conditions, limitations and restrictions contained in this Lease pertaining to the Premises and Tenant’s use thereof (excluding Tenant’s obligation to pay Base Rent (as that term is defined in Section 3.1 below) and Tenant’s Share of Direct Expenses (as those terms are defined in Sections 4.2.6 and Section 4.2.4 below, respectively) shall apply equally to the Deck Area and Tenant’s use thereof, including, without limitation, Landlord’s and Tenant’s respective repair obligations set forth in Article 7, below, Tenant’s indemnity of Landlord set forth in Section 10.1, below, Tenant’s insurance obligations set forth in Article 10, below, and Tenant’s obligations to comply with applicable Laws set forth in Article 22, below. The license to use the Deck Area granted to Tenant hereby shall be revocable by Landlord for cause upon written notice to Tenant and failure of Tenant to cure the issue identified in such notice within the earlier of (1) thirty (30) days following Tenant’s receipt of such notice and (2) the applicable cure periods set forth in Section 19.1 below regarding a Tenant default, and Landlord thereafter shall have the right to prevent Tenant’s access thereto. As used in this Section 1.1.4, “cause” shall mean the following: (i) Landlord’s good faith determination that the license granted hereby and/or the use of the Deck Area constitutes a nuisance relative to the use and occupancy of the Project by other tenants or occupants of the Project; (ii) the license granted hereby constitutes a violation of or otherwise conflicts with any applicable Law now in force or which may hereafter be enacted or promulgated, or directly results in a material increase in the rates of insurance for the Building or Project and Tenant has failed to reimburse Landlord for all costs associated with such increased rate of insurance within thirty (30) days of Tenant’s receipt of an invoice therefor); or (iii) this Lease is terminated for any reason.

1.2 Rentable and Usable Square Feet. The “rentable square feet” (“RSF”) and “usable square feet” (“USF”) of the Premises, Building and Project have been determined in accordance with the Building Owners and Managers Association (“BOMA”) International Standard Method for Measuring Floor Area in Office Building, ANSI Z65.1-2010 (the “2010 BOMA”), with a single-tenant floor load factor of 1.125, and, for purposes of this Lease, the “rentable square feet” and “usable square feet” of the Premises, Building and Project shall be deemed as set forth in Section 6 of the Summary, and the load factor shall be deemed as set forth above, and neither the Building, Project or load factor shall be subject to any remeasurement or modification, provided, Landlord may cause a licensed space planner to remeasure the RSF and USF of the Premises and/or the Building set forth in the Basic Lease Information from time to time utilizing either 2010 BOMA or the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 – 2017 (“2017 BOMA”), or another more recent office standard adopted by BOMA, and Landlord will provide the results of such re-measurement to Tenant, provided in the event that the square footage of the Premises or

PEN FACTORY

-3-	2701 Olympic Blvd., Building B
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the Building shall be different from those set forth in the Summary as determined in accordance with the procedure described above, no amounts, percentages or figures appearing or referred to in this Lease based upon rentable square footage or usable square footage (including, without limitation, as applicable, Base Rent, Tenant’s Share of Direct Expenses, parking pass ratios, occupancy thresholds, improvement or other allowances, and/or portions of allowances available for particular purposes) shall be modified in accordance with such determination (except in the case of a change in the physical dimensions of the Premises). If such determination is made, it will be confirmed in writing by Landlord to Tenant. In addition, Landlord may include the USF and RSF of the Deck Area(s) in the USF and RSF of the Premises during any Option Term or any extended Term of this Lease beyond the Lease Expiration Date if the then current BOMA standard for measuring creative office buildings includes private decks and balconies in its calculation of USF and RSF for creative office buildings.

1.3 Condition of the Premises. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B: (i) Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, the Building or the Project; (ii) Landlord has made no representation or warranty, express or implied, regarding the condition, suitability or usability of the Premises, the Building or the Project; and (iii) Tenant accepts the Premises, the Building and the Project in their current as-is condition.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary subject, however, to the terms of the Tenant Work Letter, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. Landlord shall grant Tenant and “Tenant’s Agents,” as that term is defined in Exhibit B, access to the Premises for the purpose of constructing the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, in accordance with the Tenant Work Letter attached hereto on the business day immediately following the date upon which each of the following has occurred: (l) this Lease has been mutually executed by Landlord and Tenant; (2) Tenant has paid/delivered to Landlord all funds/security due to be paid/delivered by Tenant under this Lease including the Letter of Credit and; (3) Tenant has provided Landlord with a certificate evidencing the insurance required to be procured and maintained by Tenant under Article 10 of this Lease (the “Delivery Date”). It is anticipated that the Delivery Date will occur on the business day immediately following the satisfaction of all the requirements in items 1 through 3 above (the “Anticipated Delivery Date”). Tenant may access the Premises on the Delivery Date to construct the Tenant Improvements pursuant to Exhibit B and to install Tenant’s furniture, fixtures and equipment, computer and telephone cabling. During said period of early access Tenant shall be subject to Landlord’s reasonable administrative control and supervision and Tenant shall comply with all of the provisions and covenants contained herein. If for any reason Landlord is unable to grant Tenant access to the Premises to Tenant on the Anticipated Delivery Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any damage resulting from Landlord’s inability to deliver such possession; provided, however, that given that it is a material part of Tenant’s agreement to enter into this Lease that Tenant can complete the Tenant Improvements in the time and manner as set forth in Exhibit B hereto, in the event that the Landlord is unable to grant Tenant access to the Premises on the Anticipated Delivery Date, the Lease Commencement Date and the Lease Expiration Date, shall be delayed one day for each day of delay until the Delivery Date occurs. Except as otherwise provided herein, Landlord’s failure to give possession on

PEN FACTORY

-4-	2701 Olympic Blvd., Building B
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the Anticipated Delivery Date shall in no way affect Tenant’s obligations hereunder. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month, and further provided that the last Lease Year shall end on the Lease Expiration Date. Within six (6) months following the Lease Commencement Date, Landlord shall execute and deliver to Tenant a Memorandum of Commencement of Lease in the form as set forth in Exhibit C a “Memorandum of Commencement of Lease”), attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within fifteen (15) business days of receipt thereof (provided that if said Memorandum of Commencement of Lease is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct and shall thereafter execute and return such Memorandum of Commencement of Lease to Landlord within such fifteen (15) business day period). If Landlord fails to respond to Tenant’s revised Memorandum of Commencement of Lease within ten (10) days business days following Landlord’s receipt thereof, then Tenant shall request Landlord’s confirmation of Tenant’s changes in writing (the “Request for Confirmation of Lease Term Dates”), which Request for Confirmation of Lease Term Dates shall state in bold print that Landlord’s failure to respond within five (5) business days following Landlord’s receipt thereof shall be deemed to be Landlord’s approval of the Memorandum of Commencement of Lease as revised by Tenant. Such modified Memorandum of Commencement of Lease shall be binding unless Landlord within five (5) business days following receipt of the Request for Confirmation of Lease Term Dates sends a notice to Tenant rejecting Tenant’s changes, whereupon this procedure shall be repeated until the parties either (a) mutually agree upon the contents of the Memorandum of Commencement of Lease, or (b) the contents are determined by arbitration pursuant to Section 26.37 of this Lease. In the event Landlord shall fail to send Tenant the Memorandum of Commencement of Lease within six (6) months following the Lease Commencement Date, Tenant may send to Landlord notice of the occurrence of the Lease Commencement Date substantially in the form of the Memorandum of Commencement of Lease, which Memorandum of Commencement of Lease shall be acknowledged by Landlord by executing a copy of the Memorandum of Commencement of Lease and returning it to Tenant (provided that if said Memorandum of Commencement of Lease is not factually correct, Landlord shall make such reasonable changes to the Memorandum of Commencement of Lease as are necessary to make such Memorandum of Commencement of Lease factually correct, which revised Memorandum of Commencement of Lease shall thereafter be subject to the procedure for finalization set forth in this Article 2). Once the Memorandum of Commencement of Lease is executed and delivered by Landlord and Tenant, the same shall be binding upon Landlord and Tenant.

ARTICLE 3

BASE RENT

3.1 Base Rent. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the address for rent specified in Section 3 of the Summary, or at such other place as Landlord may from time to time designate in writing, in currency, by wire transfer or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first (1st) day of each and every month during the Lease Term, without any setoff or deduction except as otherwise expressly provided in this Lease. The

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Base Rent for the first (1st) full month of the Lease Term shall be paid by Tenant to Landlord at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Base Rent Abatement. Notwithstanding the provision for the payment of Base Rent for the Premises as set forth in Section 3.1 above, and subject to the provisions of this Section 3.2, Tenant shall be entitled to the abatement of Base Rent for the Premises for the [***] month period (the “Base Rent Abatement Period”) commencing on the [***] day of the [***] full calendar month of the initial Lease Term and ending on the last day of the [***] full calendar month of the initial Lease Term (collectively, the “Abated Rent”), provided that all other obligations of Tenant under the Lease shall remain in full force and effect, including, without limitation, Tenant’s obligation to pay Additional Rent and parking charges. Landlord and Tenant acknowledge that the aggregate amount of the Base Rent Abatement equals [***] (i.e., [***] per month).

3.3 Landlord’s Right to Purchase the Abated Rent. Upon prior notice to Tenant, Landlord shall have the right, but not the obligation, to pay to Tenant, either via check or wire transfer, an amount equal to the Abated Rent Purchase Price (as that term is defined below) in connection with the amount of any Abated Rent which has not been applied (“Remaining Abated Rent Amount”). Upon such payment of the Abated Rent Purchase Price by Landlord to Tenant, the provisions of Section 3.2 of this Lease shall be deleted in their entirety and of no further force or effect, Tenant shall not be entitled to an abatement of Base Rent for the Premises pursuant to Section 3.2 above, and subject to the remaining terms and provisions of this Lease (specifically excluding Section 3.2 of this Lease), Tenant shall be required to pay Base Rent for the Premises during the Base Rent Abatement Period. As used herein, the “Abated Rent Purchase Price” shall mean the present value of the Remaining Abated Rent Amount (as calculated using a discount rate equal to four percent (4%) per annum on a cumulative, compounding basis).

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay to Landlord as additional rent the sum of the following: (i) Tenant’s Share of the annual Direct Expenses allocated only to the Building (pursuant to Section 4.3.4 below); and (ii) Tenant’s Share of the annual Direct Expenses allocated to the entire Project (pursuant to Section 4.3.4 below). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” Except as specifically set forth herein, all amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Landlord and Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 attributable to the period of time prior to the Lease Expiration Date or earlier termination of this Lease (or, in the event of a holdover in the Premises by Tenant, the period of time prior to Tenant vacating and surrendering the Premises to Landlord), and Landlord’s obligation to refund to Tenant any overpayments of such Additional Rent, shall survive the expiration of the Lease Term; provided, however, that any such payments made by Tenant of any Additional Rent or any refund to Tenant by Landlord of any overpayments of such Additional Rent shall not constitute a waiver by either Tenant or Landlord, as the case may be, of any amount that Tenant or Landlord (as the case may be) contend are in dispute to the extent that any such payments or refunds are made “under protest” whether or not designated as such concurrently with any such payment and/or refund.

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4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2 “Expense Year” shall mean each Calendar Year.

4.2.3 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, all as determined in accordance with sound real estate management practices consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting any governmental enactments (provided that such enactments being contested are reasonably anticipated to increase Operating Expenses), and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs reasonably incurred, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and, subject to item (rr) below, the fair rental value of any management office space; (viii) subject to items (c) and (nn) below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) subject to item (n) below, the cost of operation, repair, maintenance and replacement of all Building Systems (as that term is defined in Section 7.1 below) and components thereof of the Project, including, without limitation, any repair and maintenance of the HVAC systems which comprise a portion of the Building Systems (as described on Exhibit B-1) (the “Base Building HVAC”) to the extent necessary for such Base Building HVAC to achieve a useful life of fifteen (15) years; (xi) subject to item (o) below, the cost of janitorial, alarm, security and other services, repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and repair of curbs and walkways and repair to roofs; (xii) amortization (including interest on the unamortized cost at a rate equal to the Interest Rate (as that term is defined in Section 4.5 below) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital repairs, replacements or other capital improvements or other capital costs incurred in connection with the Project to the extent not excluded below; provided, however, that any such permitted capital expenditure shall be amortized (with interest at the Interest Rate) over its reasonable useful life; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; (xv) payments under any Underlying Documents (as that term is defined in Section 5.1 below); and (xvi) costs of providing Building standard maintenance and repairs to common areas exclusively utilized by other tenants of the Project.

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If, during all or any part of any Expense Year, Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of any Expense Year (with all tenants paying 100% of the rental due and owing by such tenants), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year by employing sound real estate accounting and management principles, consistently applied, to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Landlord shall (i) not make a profit by charging items to Operating Expenses that are otherwise also charged separately to others, and (ii) Landlord shall not collect Operating Expenses from Tenant and all other tenants/occupants in the Building in an amount in excess of what Landlord incurred for the items included in Operating Expenses. Any refunds or discounts actually received by Landlord for any category of Operating Expenses shall reduce Operating Expenses in the applicable Expense Year (pertaining to such category of Operating Expenses). In the event any facilities, services or utilities used in connection with the Project are provided from another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses by Landlord on a reasonably equitable basis. In addition, all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of the Comparable Buildings in the vicinity of the Building) and shall be included as Operating Expenses in the year in which the assessment or premium installment is actually paid.

4.2.3.1 Notwithstanding the foregoing, for purposes of this Lease, Direct Expenses shall not, however, include:

(a) All costs and expenses of operation of any health club, restaurants and commercial space in the Project;

(b) Cost of above standard cleaning or other services provided selectively to one or more tenants (other than Tenant) without full reimbursement;

(c) Wages, salaries, fees, and fringe benefits paid to executive personnel or officers or partners of Landlord;

(d) Any charge for depreciation or amortization of the Building or equipment and any interest or other financing charge (except that interest and amortization shall be included with respect to permitted capital expenditures as provided herein);

(e) Any charge for Landlord’s income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business;

(f) All costs relating to activities for the marketing, solicitation and execution or renewal of leases of space in the Project, including, without limitation, advertising, printing costs and brochures, space planning, tenant allowances, leasehold improvements and other tenant concessions;

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(g) Costs associated with the sale or refinancing of the Project (provided that in no event shall the foregoing provide Tenant with any Proposition 13 protection), including, without limitation, consulting or brokerage commissions, origination fees or points, and interest cost or charges;

(h) Costs associated with the acquisition, sale or financing of the fee, ground lease, air rights or development rights with respect to the Project;

(i) Cost of decorating, redecorating, or tenant installations incurred in connection with preparing space for a new tenant (or retaining a tenant);

(j) All costs for which Tenant or any other tenant in the Project is being charged other than pursuant to the operating expense clauses;

(k) The cost of covering defects in Landlord’s original construction (or renovation) of the Project or Landlord’s installation of Project equipment;

(l) The cost of any capital repair made by Landlord because of the total or partial damage or destruction of the Project pursuant to Article 11 below, or the condemnation of a portion of the Project pursuant to Article 13 below;

(m) Any increase in insurance premium to the extent that such increase is caused or attributable to the particular use, occupancy or act of another tenant or Landlord;

(n) The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the Project pursuant to clauses similar to this paragraph;

(o) The cost of any repairs, alterations, additions, changes, replacements, and other items which under sound real estate accounting principles are properly classified as capital expenditures (except that included in Operating Expenses shall be the cost of capital improvements or other capital costs incurred in connection with the Project (A) which are reasonably intended to reduce current or future Operating Expenses to the extent of cost savings reasonably anticipated by Landlord (based on reasonable supporting documentation) at the time of such expenditure to be incurred in connection therewith, or (B) that are required under any governmental law or regulation first enacted or enforced after the Lease Commencement Date; provided, however, that any capital expenditure shall be amortized (including reasonable interest on the amortized cost) over the reasonable useful life of such item (which shall be consistent with the amortization period utilized by landlords of Comparable Buildings for comparable capital improvements);

(p) The cost of structural repairs or replacement, including the roof, exterior walls and glass and subsurface/foundation work, except, subject to Section 6.10 of the Work Letter, to the extent necessitated by Tenant’s penetrations or installations involving Tenant’s HVAC System (as defined in Section 6.7) or other supplemental or additional equipment by or for Tenant (in which case such costs shall be at the sole expense of Tenant) or damage caused by Tenant’s use, misuse or any Alterations by Tenant or other improvement work by or for Tenant.

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(q) Any operating expense representing any amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid to a qualified first class unaffiliated third party on a competitive basis;

(r) The cost of tools and equipment used initially in the construction, of the Project;

(s) The cost of any work or service performed for or facilities furnished to any tenant of the Project, without charge, to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to Tenant;

(t) The cost of alterations of space in the Project leased to other tenants;

(u) The cost of overtime or other expense to Landlord in curing its defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense;

(v) Costs arising from the negligence or fault of Landlord;

(w) Costs incurred to comply with Laws relating to the removal of Hazardous Materials (as that term is defined in Section 5.2.1 below) which (A) was in existence in the Building or on the Project prior to the Lease Commencement Date (except to the extent that (i) the Hazardous Materials were brought onto the Premises by, or on behalf of Tenant, or (ii) the removal of which is triggered by Tenant’s disturbance or exacerbation of such Hazardous Materials), and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat Hazardous Materials, which Hazardous Materials are brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto, or (B) is in existence in the Building or on the Project from and after the Lease Commencement Date from any source, including underground migration or caused by other tenants at the Project, except to the extent that the Hazardous Materials were brought onto the Building or on the Project by, or on behalf of Tenant,;

(x) Fees payable by Landlord for management of the Project in excess of [***] percent ([***]%) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project, including base rent, pass-throughs, and parking fees (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof;

(y) Penalties and interest charges as a result of not paying bills when due or within any grace period;

(z) Any incremental increase in real estate taxes from the lowest payment as a result of not paying real estate taxes within the month in which the highest discount is obtainable;

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(aa) Ground rent or similar payments to a ground lessor;

(bb) Costs related to Landlord’s charitable or political contributions;

(cc) Costs including attorney fees arising from claims, potential disputes or disputes between Landlord and tenants of the Project;

(dd) Any profit related to the excess collection of Direct Expenses or collection of Direct Expenses in excess of 100% of the actual Direct Expenses;

(ee) Accounting and legal fees related to construction, leasing, sale or litigation with respect to the Project;

(ff) Penalties and fines of any kind including for non-compliance with any applicable building or fire code;

(gg) Damage and repairs due to the negligence or willful misconduct of Landlord, its employees, servants or agents;

(hh) Cost of artwork or works of art for the decoration of any lobbies or common areas;

(ii) Any reserves;

(jj) principal payments on mortgages and other debt costs, if any;

(kk) brokerage fees incurred in connection with leasing of the Project;

(ll) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(mm) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(nn) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager (provided that, subject to Section 4.2.3.1(c) above, for purposes of this Lease, an employee with generally the following job description shall not be deemed to be above the level of Project manager, regardless of job title: responsible for the coordination and supervision of all aspects of property management, including, but not limited to, personnel management, financial reporting, budget preparation, tenant relations, lease administration, construction management, negotiation of vendor contracts and supervision of vendors);

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(oo) any compensation paid to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord;

(pp) subject to item (o) above, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment (i) which are not commercially reasonable either as to type or amount (based upon the practices of landlords of the Comparable Buildings), and (ii) which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(qq) all items and services for which Tenant or any other tenant in the Project is obligated to reimburse Landlord (other than de minimis amounts), or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(rr) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project, and if used for the management of other projects as well, such rent shall be appropriately pro-rated;

(ss) any finder’s fees, brokerage commissions, job placement costs or job advertising cost, other than with respect to a receptionist or secretary in the Project office, once per year;

(tt) any above Project standard cleaning, including, but not limited to, construction cleanup;

(uu) the cost of any training or incentive programs, other than for tenant life safety information services;

(vv) legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant, Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project;

(ww) legal fees and costs concerning the negotiation and preparation of this Lease or any other lease in the Project or any litigation between Landlord and Tenant;

(xx) costs for extra or after-hours HVAC, utilities or services which are provided to Tenant and or any occupant of the Project and as to which either (x) Tenant is separately charged, or (y) the same is not offered or made available to Tenant at no charge;

(yy) insurance deductibles in excess of customary deductible amounts carried by landlords of the Comparable Buildings; provided, however, that in connection with any insurance deductible amounts included in Operating Expenses as a result of an earthquake which are for items otherwise classified as capital items, such amounts shall be amortized into Operating Expenses at the cost and over the term set forth in item (o) above;

(zz) costs associated with material portions of the Common Areas dedicated for the exclusive use of other tenants of the Project, except to the extent Tenant is given its pro-rata share (rentable square feet in the Premises in relation to rentable square feet in the Project) of comparable Common Areas;

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(aaa) advertising and promotional expenses and costs of signs in or on the Building identifying the owner of the Building or other tenants’ exclusive signs;

(bbb) costs due to violations of the Underlying Documents or to create any future Underlying Documents (as opposed to payments under any future Underlying Documents otherwise includable as an Operating Expense hereunder);

(ccc) the costs of any flowers, gifts, balloons, etc. provided to any prospective tenants, Tenant, other tenants, and occupants of the Building;

(ddd) costs reimbursed to Landlord under any warranty carried by Landlord for the Building and/or the Project, which warranties Landlord shall use commercially reasonable efforts to enforce;

(eee) costs of specialty clubs and services;

(fff) any “validated” parking for any entity;

(ggg) costs of parties or events not open to all tenants of the Building;

(hhh) any dining or travel expenses not directly related to the management functions of the Project;

(iii) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building or the Project;

(jjj) costs of magazine and newspaper subscriptions;

(kkk) costs related to removal or treatment of asbestos or asbestos containing material and/or ground water contamination;

(lll) cost of providing janitorial services to the space occupied by other tenants of the Project; and

(mmm) cost of providing electricity to the Premises and the premises of other tenants of the Project [since Tenant is separately paying for the electricity pursuant to the last sentence of Section 6.6.1 or 6.6.2 below, as applicable]).

4.2.4 “Direct Expenses” shall mean Operating Expenses and Tax Expenses.

4.2.5 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority, but subject to the provisions of this Section 4.2.5) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

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4.2.5.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants; and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall, except as expressly provided below, also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; and

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof.

4.2.5.2 Subject to the terms hereof, any expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses, if Landlord has a reasonable expectation of achieving a reduction in excess of the expenses incurred, shall be included in Tax Expenses in the Expense Year such expenses are incurred. Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Tenant’s Share of Tax Expenses under this Article 4 for such Expense Year. All special assessments which may be paid in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included in Tax Expenses except in the year in which the assessment is actually paid; provided, however, that if the prevailing practice in Comparable Buildings is to pay such assessments on an early basis, and Landlord pays the same on such basis, such assessments shall be included in Tax Expenses in the year paid by Landlord. Subject to the terms of Section 4.2.5.4, if Tax Expenses for any period during the Lease Term or any extension thereof are increased or decreased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord, within thirty (30) days following written demand by Landlord, Tenant’s Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease, or Landlord shall provide Tenant with a credit against Rent next coming due under the Lease in the amount of Tenant’s Share of any such decreased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of the Lease (until such amount has been fully credited to Tenant), as the case may be.

PEN FACTORY

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4.2.5.3 Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses: (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, transfer taxes, excise taxes, special assessments levied against property other than real estate, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.4 of this Lease, (iv) tax penalties, interest or late charges attributable to Landlord’s delinquent payment of any Tax Expenses, and (v) any amounts charged directly to Tenant or other tenants, including pursuant to Section 4.4 below.

4.2.5.4 The amount of Tax Expenses for any Expense Year shall be calculated after taking into account any decreases in real estate taxes obtained in connection with Proposition 8. Landlord shall be required to apply for and use commercially reasonable efforts to obtain Proposition 8 decreases in real estate taxes for each Expense Year unless Landlord reasonably determines such an application is not warranted. Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred by Landlord in securing any Proposition 8 reduction shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds under Proposition 8 shall, subject to the terms of this Lease, be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable. Landlord and Tenant acknowledge that the preceding sentence is not intended to in any way affect the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses pursuant to Proposition 13 (as such statutory increase may be modified by subsequent legislation).

4.2.6 “Tenant’s Share” shall mean, (i) with respect to the Building, the percentage calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building, and (ii) with respect to the Project, the percentage calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Project.

4.3 Calculation and Payment of Tenant’s Share of Direct Expenses. Tenant shall pay to Landlord, in the manner set forth in Section 4.3, below, and as Additional Rent, an amount equal to Tenant’s Share of Direct Expenses.

4.3.1 Calculation of Excess. For any Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as additional rent, an amount equal to (i) Tenant’s Share of Direct Expenses allocated only to the Building pursuant to Section 4.3.4 below for such Expense Year, and (ii) Tenant’s Share of Direct Expenses allocated to the entire Project pursuant to Section 4.3.4 below for such Expense Year.

4.3.2 Statement of Actual Direct Expenses and Payment by Tenant. On or before the last day of June following the end of each Expense Year, Landlord shall give to Tenant a statement (the “Statement”) which shall state, in reasonable detail by major general categories, the Direct Expenses incurred or accrued for such Expense Year, and which shall indicate the amount, if any, of Tenant’s Share of Direct Expenses or overpayment by Tenant, if any. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay within thirty (30) days following demand by Landlord, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.3.3, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord (provided that in the event that such failure continues for a period of three (3) months following receipt of notice from Tenant, Tenant may elect to seek specific performance) or Tenant from enforcing their rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated

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the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall pay to Landlord Tenant’s Share of Direct Expenses within thirty (30) days of Tenant’s receipt of an invoice therefor from Landlord, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days after Landlord’s calculation thereof, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the earlier of the expiration of the applicable Expense Year or the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill (a “Supplemental Statement”) for such amounts within two (2) years following Landlord’s receipt of the bill therefor).

4.3.3 Statement of Estimated Direct Expenses. In addition, Landlord shall use commercially reasonable efforts to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth on a line-item by line-item basis Landlord’s reasonable and good faith estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4 (provided that in the event that such failure continues for a period of six (6) months following receipt of notice from Tenant, Tenant may elect to seek specific performance), nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary; provided, however, any such subsequent revision shall set forth on a reasonably specific basis any particular expense increase. Thereafter, Tenant shall pay, upon the later to occur of its next installment of Base Rent due or thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. The Estimated Direct Expenses for calendar year 2019 is $[***]per square foot per month.

4.3.4 Allocation of Direct Expenses to the Building. The parties acknowledge that the Building is part of a multi-building commercial project consisting of the Building and the Other Buildings and such other buildings as Landlord and/or any other owners of land within the Project may elect to construct and include as part of the Project from time to time (to be included within the definition of “Other Buildings” once constructed) and that certain of the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) as determined by Landlord shall be shared among the Building and such Other Buildings, while certain other costs and expenses which are solely attributable to the Building or any such Other Buildings, as applicable, shall be allocated directly to the Building or any such Other Buildings, respectively. Accordingly, as set forth in Sections 4.1 and 4.2, above and as determined by Landlord on an equitable basis, some Direct Expenses shall be allocated to the Project as a whole, and some Direct Expenses shall be allocated only to the Building (as opposed to being allocated collectively to the Building and the Other Buildings), and Tenant’s Share shall be calculated for each such category of Direct Expenses. As an example of such allocation with respect to Operating Expenses, it is anticipated that Landlord (and/or

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any other owners of the Project) may receive separate utilities bills from the utilities companies identifying the cost of utilities directly incurred by the Building and each Other Building (as measured by separate meters installed for each such building), and such separately metered or submetered utilities costs shall be calculated for and allocated separately to each such applicable buildings. In addition, in the event Landlord (and/or any other owners of the Project) elect to subdivide certain common area portions of the Project such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas and/or accessways into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Direct Expenses for such common area parcels of land may be aggregated and then reasonably allocated by Landlord to the Building and such Other Buildings on an equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time. Subject to the foregoing provisions of this Section 4.3.4, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses and/or Tax Expenses between the Building and the Other Buildings and/or among different tenants of the Project and/or among different buildings of the Project as and when such different buildings are constructed and added to (and/or excluded from) the Project or otherwise (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space and/or retail space tenants of the Project or of a building or buildings within the Project. Such Cost Pools may also include an allocation of certain Operating Expenses and/or Tax Expenses within or under covenants, conditions and restrictions affecting the Project. In addition, Landlord shall have the right from time to time, in its reasonable discretion, to include or exclude existing or future buildings in the Project for purposes of determining Direct Expenses and/or the provision of various services and amenities thereto, including allocation of Direct Expenses in any such Cost Pools. The Direct Expenses within each Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable and consistent manner and shall not exceed, collectively between Cost Pools, one hundred percent (100%) of all such costs.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.4.1 Tenant shall be liable for taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises and shall pay or dispute (to the extent lawful so to do) the same before delinquency. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall within thirty (30) days following demand by Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.4.2 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, and (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after Tenant’s receipt of written notice thereof from Landlord, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated

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damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid when due shall bear interest from the date due until paid at a rate (the “Interest Rate”) equal to the lower of (i) the then-current prime interest rate as such rate is announced by The Wall Street Journal plus two (2) percentage points, or (ii) the highest rate permitted by applicable law. In addition to the foregoing, if Tenant fails to pay three (3) or more Rent payments by their applicable due date, then Landlord shall have the right, at Landlord’s sole option and without limitation of any other rights or remedies available to Landlord, to require that Tenant pay all future payments of Rent by cashier’s check, wire transfer or other “good funds” acceptable to Landlord in Landlord’s sole discretion. Certain individual items of cost or expense may, in the reasonable determination of Landlord, be separately charged and billed to Tenant by Landlord, either alone or in conjunction with another party or parties, if they are deemed in good faith and is customary for the Building or Project to apply solely to Tenant and/or such other party or parties and are nor otherwise normally recaptured by Landlord as part of Operating Expenses.

4.6 Landlord’s Books and Records.

4.6.1 In General. In the event that Tenant disputes the amount of Additional Rent set forth in any annual Statement or Supplemental Statement delivered by Landlord, then subject to the terms of Section 4.6.2, below, Tenant shall have the right to cause an independent certified public accountant (which accountant is a member of an accounting firm and is working on a non-contingency fee basis) (“Tenant’s Auditor”), to inspect, copy, review and audit Landlord’s accounting records for the Expense Year covered by such Statement or Supplemental Statement during normal business hours (“Tenant Review”). As a condition precedent to any such inspection, Tenant shall cause such Tenant’s Auditor to follow Landlord’s reasonable rules and regulations relating to such inspection that do not adversely affect the ability of Tenant’s Auditor to perform the audit in a reasonable manner, and, in any event, Tenant and the Tenant’s Auditor shall maintain in strict confidence any and all information obtained in connection with the Tenant Review and shall not disclose such information to any person or entity other than to the management personnel, lawyers, accountants, assignees and/or subtenants of Tenant (subject to such parties’ agreement to maintain such information confidential as set forth herein). Any Tenant Review shall take place in Landlord’s office at the Project or at such other location in Los Angeles County as Landlord may reasonably designate, and Landlord will provide Tenant with reasonable access to personnel as is reasonably necessary for the Tenant Review, reasonable accommodations for such Tenant Review and reasonable use of such available office equipment, but may charge Tenant for telephone calls and photocopies at Landlord’s actual cost. Tenant shall provide Landlord with not less than thirty (30) days’ notice of its desire to conduct such Tenant Review. In connection with the foregoing review, Landlord shall furnish Tenant with such reasonable supporting documentation relating to the subject Statement or Supplemental Statement as Tenant may reasonably request, including any previous audit conducted by Landlord with respect to the Expense Year in question. In no event shall Tenant have the right to conduct such Tenant Review if Tenant is then in default under the Lease with respect to any of Tenant’s monetary obligations, including, without limitation, the payment by Tenant of all Additional Rent amounts described in the Statement or Supplemental Statement which is the subject of Tenant’s Review, which payment, at Tenant’s election, may be made under dispute. In the event that following Tenant’s Review, Tenant and Landlord continue to dispute the amounts of Additional Rent shown on Landlord’s Statement or Supplemental Statement and Landlord and Tenant are unable to resolve such dispute, then either Landlord or Tenant may submit the matter to arbitration pursuant to Section 26.37 of this Lease and the proper amount of the disputed items and/or categories of Direct Expenses to be shown on such Statement or Supplemental Statement shall be determined by such proceeding producing an Arbitration Award (as defined in Section 26.37.3.2 below). The Arbitration Award shall be conclusive and binding upon both Landlord and Tenant. If the resolution of the parties’ dispute with regard to the Additional Rent shown on the Statement or

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Supplemental Statement, pursuant to the Arbitration Award reveals an error in the calculation of Tenant’s Share of Direct Expenses to be paid for such Expense Year, the parties’ sole remedy shall be for the parties to make appropriate payments or reimbursements, as the case may be, to each other as are determined to be owing. Any such payments shall be made within thirty (30) days following the resolution of such dispute; provided that if Landlord fails to make such payment within such time period, Tenant may treat any overpayments resulting from the foregoing resolution of such parties’ dispute as a credit against Rent until such amounts are otherwise paid by Landlord. Tenant shall be responsible for all costs and expenses associated with Tenant’s Review, and Tenant shall be responsible for all reasonable audit fees of Tenant, as well as attorney’s fees and related costs of both Landlord and Tenant relating to an Arbitration Award (collectively, the “Costs”), provided that if the parties’ final resolution of the dispute involves the overstatement by Landlord of Direct Expenses for such Expense Year in excess of [***] percent ([***]%), then Landlord shall be responsible for all Costs. Subject to the terms of Section 4.6.2, below, this provision shall survive the termination of this Lease to allow the parties to enforce their respective rights hereunder.

4.6.2 Termination of Rights. In the event that, within one (1) year following receipt of any particular Statement or Supplemental Statement, as applicable, Tenant or Landlord shall fail to either (i) fully and finally settle any dispute with respect to such Statement or Supplemental Statement, as applicable, or (ii) submit the dispute to arbitration in accordance with the terms of Section 4.6.1, above, then Tenant shall have no further right to conduct a Tenant Review with respect to the applicable Statement or Supplemental Statement, as the case may be, or to dispute the amount of Additional Rent set forth in the applicable Statement or Supplemental Statement, as applicable; provided, however, that, that in no event shall the foregoing constitute a waiver by Tenant to pursue any fraud claims against Landlord pertaining to Direct Expenses to the extent allowable under Laws. Additionally, if following Tenant’s delivery to Landlord of a written request for a Tenant Review, Landlord fails to make its accounting records for the applicable Expense Year reasonably available for such purpose in accordance with the terms of Section 4.6.1 above, then the review period set forth in this Section 4.6.2 shall be extended one (1) day for each day that Tenant and/or Tenant’s Auditor, as the case may be, is so prevented from accessing such accounting records. In no event shall the payment by Tenant of any Direct Expense payment, or any amount on account thereof, preclude Tenant from exercising its rights under this Section 4.6.

4.7 Triple Net Lease. Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant’s operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent subject to the terms of this Lease.

ARTICLE 5

USE OF PREMISES

5.1 Use. Tenant shall use the Premises solely for the purposes set forth in Section 9 of the Summary, consistent with the character of the Project as a first-class creative office building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever, unless approved by Landlord in Landlord’s sole discretion. Tenant acknowledges and agrees that the Project falls under the jurisdiction of the Bergamot Area Plan, and Tenant further covenants and agrees that it shall not use or suffer, or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of this Lease or in violation of applicable Laws, provided, however, the cost of such compliance shall be governed by Articles 4 and 22 of this Lease, and Tenant shall be bound and shall

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comply with the non-discriminatory and reasonable rules and regulations adopted by Landlord from time to time (the “Rules and Regulations”), including, without limitation, the rules and regulations attached as Exhibit E hereto and incorporated herein by this reference. Landlord shall not be responsible to Tenant or to any other person for any violation, or failure to observe, the Rules and Regulations for the Project by any other tenant or other person; provided, however, Landlord shall use reasonable efforts to cause other tenants and persons within the Project to observe the Rules and Regulations. The Rules and Regulations shall not be unreasonably or discriminatorily modified or enforced in a manner which shall materially adversely interfere with the conduct of Tenant’s Permitted Use from the Premises or Tenant’s use of or access to the Premises or the Parking Areas. Tenant shall comply with all recorded covenants, conditions and restrictions currently existing or any future recorded covenants, conditions and restrictions of which Tenant has been provided written notice, and the provisions of all ground or underlying leases (“Underlying Documents”), now or hereafter affecting the Project; provided, however, no Underlying Documents or amendments thereto shall materially, adversely (i) affect Tenant’s use of the Premises for general or creative office use or access to the Premises or the Parking Areas, or (ii) no amendment to any Underlying Document shall materially adversely increase Tenant’s obligations under this Lease. As of the date hereof, to Landlord’s knowledge, there are no Underlying Documents affecting the Project (specifically excluding any easements and oil and gas leases), which would materially increase Tenant’s obligations or materially adversely impair Tenant’s rights hereunder. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof which (a) is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the nature of a first-class office project or which would otherwise reasonably offend a landlord of a Comparable Building, (b) is capable of exercising the power of eminent domain or condemnation, or (c) would, in Landlord’s reasonable judgment, materially increase the human and/or vehicular traffic in, or the security threat to, the Premises, the Building and/or the Project; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) medical uses, including, without limitation, offices of any health care professionals; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; (vi) communications firms for broadcasting purposes such as radio and/or television stations; (vii) call centers or telemarketing uses; or (viii) adult video business operations. Notwithstanding the foregoing, Tenant shall have the right, subject to compliance with all applicable provisions of this Lease and applicable Laws, to use the Premises or portions thereof for the following specific purposes: (A) kitchens, pantries and dining rooms for the feeding of employees and guests of Tenant, but only to the extent consistent with typical general office use by office tenants in first-class creative office building projects; (B) recreation rooms for employees of Tenant; (C) vending machines and snack bars for the sale of food, confections, nonalcoholic beverages, newspapers and other convenience items to employees of Tenant; (D) business and mailroom machines, equipment for printing, producing and reproducing forms, circulars and other materials used in connection with the conduct of Tenant’s business; (E) libraries for employees of Tenant; (F) computer and other electronic data processing; (G) boardrooms and conference rooms; (H) training and testing rooms for employees of Tenant; (I) facilities for storage of equipment and supplies in connection with the foregoing; and (J) safe and vault areas. Notwithstanding the foregoing, in no event shall any of the uses set forth in items (A) through (J), above, or any non-general office component of the Permitted Use, as set forth in Section 9 of the Summary, cause odors, sounds, sound-related vibrations or other odors, noise or vibrations to be smelled, heard or felt from outside the Premises to the extent as to materially and adversely affect the quiet enjoyment of other tenants or occupants of the Project. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations, or in violation of applicable Laws; provided, however, the cost of such compliance shall be governed by Section 5.2 and Articles 4 and 24 of this Lease.

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5.2 Hazardous Materials.

5.2.1 Definitions of Hazardous Materials and Environmental Laws. As used in this Lease, the term “Hazardous Materials” shall mean and include any substance that is or contains petroleum, asbestos, polychlorinated biphenyls, lead, or any other substance, material or waste which is now or is hereafter classified or considered to be hazardous or toxic under any federal, state or local law, rule, regulation or ordinance relating to pollution or the protection or regulation of human health, natural resources or the environment (collectively, “Environmental Laws”).

5.2.2 Covenants.

5.2.2.1 By Tenant. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of Hazardous Material. Landlord acknowledges, however, that Tenant will maintain products in the Premises which are incidental to the operation of its Permitted Use, including, without limitation, photocopy supplies, secretarial supplies and limited janitorial supplies, which products contain chemicals which are categorized as Hazardous Materials. Landlord agrees that the use of such products in the Premises in the manner in which such products are designed to be used and in compliance with applicable laws shall not be a violation by Tenant of this Article 5.

5.2.2.2 By Landlord. Tenant shall have no obligation to investigate or remediate any Hazardous Materials located in or as part of the Base Building (as that term is defined in Section 11.1 below) as of the Delivery Date or in any areas of the Project located outside the Premises that were not placed thereon or therein, or damaged, exacerbated (but only to the extent exacerbated) or disturbed by Tenant or any of Tenant’s agents, contractors, employees, licensees or invitees. Landlord covenants that during the Lease Term, Landlord shall not cause any Hazardous Materials to be introduced in, on or under the Project by Landlord, its agents, employees or contractors in violation of applicable Laws in effect at the time of such introduction and Landlord shall comply with all applicable Laws with respect to Hazardous Materials in accordance with, and as required by, the terms of this Lease. In addition, Operating Expenses shall not include the cost of remediation of any Hazardous Materials to the extent (A) existing on, under or at the Project in violation of applicable Laws at such time (including asbestos) except as may be caused or exacerbated by Tenant or any Tenant Party, (B) resulting from asbestos except as may be caused or exacerbated by Tenant or any Tenant Party, and/or (C) resulting from Landlord’s breach of its covenants set forth above in this Section 5.2. For purposes hereof, “costs of remediation” shall mean the costs associated with the investigation, testing, monitoring, containment, removal, remediation, cleanup and/or abatement of any release of any such Hazardous Materials described in the immediately preceding sentence as necessary to comply with any applicable Laws.

5.2.3 Indemnity.

5.2.3.1 By Tenant. Tenant agrees to indemnify, defend, protect and hold Landlord and the Landlord Parties (as defined in Section 10.1 below) harmless from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature, resulting from actual or threatened claims by third parties that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises or Project or any portion thereof, caused, disturbed or exacerbated by Tenant, its assignees or subtenants and/or their respective agents, employees, contractors, licensees or invitees. The provisions set forth in this Section 5.2.3 shall survive the expiration or earlier termination of this Lease.

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5.2.3.2 By Landlord. Landlord agrees to indemnify, defend, protect and hold Tenant and the Tenant Parties (as defined in Section 10.1 below) harmless from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature, that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises or Project or any portion thereof, resulting from actual or threatened claims by third parties arising from (i) Hazardous Materials brought onto the Project by Landlord or any Landlord Party, and (ii) any Hazardous Materials existing on the Project prior to the Lease Commencement Date (except to the extent any such Hazardous Materials are disturbed and/or exacerbated by Tenant). For the avoidance of doubt, “third party claims” shall not include claims made by Tenant’s employees, agents, contractors, principals, subtenants or assigns.

5.2.3.3 In General. Landlord and Tenant specifically agree that Tenant shall not be responsible or liable to Landlord (as part of Direct Expenses or otherwise) or to other parties for any of Hazardous Materials which are released or brought in, on, under or about the Project by Landlord or Landlord Party or by any non-Tenant Party (including without limitation, any other tenants or occupants of the Project and their agents, invitees, employees and contractors), except to the extent disturbed and/or exacerbated by Tenant. The provisions set forth in this Section 5.2.3 shall survive the expiration or earlier termination of this Lease.

5.2.3.4 Environmental Disclosure. Attached hereto as Exhibit H is a disclosure statement regarding the Premises, Buildings and Project.

5.3 Prohibited Drug Law Activities. Except to the extent possession or use of any of same by individuals, if prohibited from the Premises, would be a violation of applicable Laws, Tenant shall not bring upon the Premises or any portion of the Building or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same. A breach of this Section 5.3 shall be deemed a material Default by Tenant under this Lease.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall operate and manage the Project in a first-class manner substantially consistent with that of first-class institutionally owned creative office building complexes in the Santa Monica area, including without limitation with the Comparable Buildings (“Operations Standard”) and keep the Project in first class condition and repair and provide the following services on all days and at all times (unless otherwise stated below) during the Lease Term. For purposes of this Lease, “Normal Business Hours” shall mean Monday – Friday 8:00 a.m. – 6:00 p.m., local time, and Saturday 9:00 a.m. – 1:00 p.m., local time. For the purpose of this Lease, “Holiday” shall mean for the date of observation of New Year’s Day, MLK Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and any other nationally and locally recognized holidays recognized by landlords of Comparable Buildings.

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6.1.1 Subject to reasonable changes implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air-conditioning units (“HVAC”) in accordance with the HVAC specifications attached as Exhibit B-1. Tenant shall have sole control of the hours of operation of the HVAC; provided, however, Landlord will maintain the HVAC units servicing the Premises and will bill back the Actual cost thereof directly to Tenant.

6.1.2 Subject to Section 6.6 below, Landlord shall provide electrical wiring and facilities and power in accordance with the electrical specifications attached as Exhibit B-1.

6.1.3 Landlord shall provide city water from the regular building outlets for drinking, lavatory and toilet purposes for normal office use, including use in any kitchen and other eating areas within the Premises for normal office use. Landlord shall provide exterior window washing services in a manner consistent with the Operations Standard.

6.1.4 Landlord shall provide non-attended automatic passenger elevator service.

6.1.5 Landlord shall provide reasonable access control services for the Parking Areas seven (7) days per week, twenty-four (24) hours per day, in a manner consistent with the Operations Standard. As of the date of this Lease, Landlord provides one site attendant for the Project from the hours of 3 PM to 7 AM on weekdays and 24 hours a day on weekends and Holidays. Tenant’s employees shall be entitled to request such security personnel to escort them from the Premises to the Parking Areas based on such personnel’s reasonable availability. Any additional access control and any security measures desired by Tenant for the benefit of the Premises shall be provided by Tenant, at Tenant’s sole cost and expense. Notwithstanding the foregoing, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or Project of any person. Tenant may, at its own expense, install its own security system and/or its own security personnel (“Tenant’s Security System”) in the Premises; provided, however, that Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord and, provided further that any such security personnel shall be reasonably approved by Landlord (provided that such security personnel need not be union). If Tenant installs a Tenant Security System, Tenant shall provide Landlord with card keys or other means of accessing the Premises at all times. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and removal of Tenant’s Security System. Tenant’s Security System shall be installed by Tenant in accordance with terms of Article 8 of this Lease. Landlord represents to Tenant that pathways currently exist for the provision of electricity to the entry door of the Premises.

6.1.6 Landlord shall provide Tenant with appropriate contact information that Tenant may contact in the event of an emergency at the Premises or Building twenty-four (24) hours per day, seven (7) days per week (whether or not during Normal Business Hours).

6.2 Overstandard Tenant Use of Water. If Tenant uses water in excess of that supplied by Landlord pursuant to Section 6.1.3 of this Lease, Tenant shall pay to Landlord, within thirty (30) days following billing, the Actual Cost (as that term is defined below) of such excess consumption, the Actual Cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the Actual Cost of installing, testing and maintaining of any metering or submetering devices in connection therewith, plus a ten percent (10%) surcharge payable to Landlord on such costs to cover Landlord’s administrative costs in connection therewith. Notwithstanding the foregoing, Landlord may only charge such excess water costs to Tenant to the extent that Landlord also separately bills its other tenants in the Project for usage in excess of amounts set forth in Section 6.1.3 above, above, to the extent that such water is not separately metered and paid directly to the water utility. For purposes of this Lease, “Actual Cost” shall mean an amount equal to the actual incremental costs to Landlord to provide any such applicable work, services and/or utilities.

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6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as provided in Section 19.8.2 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements (and Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s business in the Premises in connection with the performance of any non-emergency work and further agree to provide Tenant with at least twenty-four (24) hours prior written notice of any planned shutdowns of electrical power within the Building or any planned shutdowns by the utility serving the Building (to the extent Landlord has notice thereof) excluding emergency shut downs for which Landlord is unable to provide such notice), by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises (subject, however, to Landlord’s covenant of quiet enjoyment) or relieve Tenant from paying Rent (except as provided in Section 19.8.2 of this Lease) or performing any of its obligations under this Lease; provided, however, that Landlord shall use commercially reasonable and diligent efforts to restore such service to the extent the restoration of the same is not the obligation of Tenant, the utility company or other third party. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property, or any consequential damages, including, without limitation, or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6; provided, however, that Landlord shall be responsible for any property damage or personal injury to the extent set forth in Section 10.1 of this Lease.

6.4 Additional Services. Landlord shall have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing (and Landlord can require that Tenant employ Landlord’s master key system for the Building), lamp replacement, and additional repairs and maintenance, provided that Tenant shall pay to Landlord within thirty (30) days after billing, the sum of all costs to Landlord of such additional services plus an administration fee equal to fifteen percent (15%) of such costs. Charges for any service for which Tenant is required to pay from time to time hereunder shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.5 Telecommunications Wiring and Cabling. Notwithstanding any other provision of this Lease, the terms of this Section 6.5 shall apply to any telecommunications wiring and cabling (including, without limitation, any supporting structure such as conduits, trenches, poles, backboards, slots, sleeves and riser systems) (collectively, the “Non-Premises Wiring and Cabling”) at any time serving or intended to serve Tenant’s telecommunications system serving the Premises between (a) the Minimum Point of Entry (“MPOE”) for the Building (as defined by and determined in accordance with regulations of the California Public Utilities Commission in effect from time to time, intended to be the point where telecommunications wiring and cabling serving the Premises may connect to telecommunications wiring and cabling owned and operated by a telecommunications company serving tenants in the Building), and (b) the telecommunications equipment room or rooms from time to time designated by Landlord to serve as the starting point for Tenant’s individual telecommunications system serving the Premises. Landlord has

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heretofore caused to be installed conduit to the MPOE of the Building, which Tenant may utilize Tenant’s Share thereof on as “AS IS” basis without representation or warranty. Tenant may install, maintain, replace, remove or use any Non-Premises Wiring and Cabling at the Building in or serving the Premises, provided that: (i) Tenant shall obtain Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed; (ii) use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease; (iii) subject to the terms of item (i), above, an acceptable amount of space in the riser for additional Non-Premises Wiring and Cabling shall be left available for existing and future occupants of the Premises, as determined in Landlord’s reasonable opinion; (iv) the Non-Premises Wiring and Cabling therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord; (v) any new or existing Non-Premises Wiring and Cabling servicing the Premises shall comply with all applicable governmental laws and regulations; (vi) as a condition to permitting the installation of new Non-Premises Wiring and Cabling, Landlord may, if Landlord reasonably determines it necessary for the proper installation of such new Lines, require that Tenant remove existing Non-Premises Wiring and Cabling located in or serving the Premises and repair any damage in connection with such removal; and (vii) Tenant shall pay all costs in connection therewith. Landlord reserves the right at any time during the Lease Term to require that Tenant remove any Non-Premises Wiring and Cabling located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

6.6 Use of Electrical Services by Tenant.

6.6.1 Landlord’s Electrical Service. Landlord shall have and retain the sole right to select and/or change the provider of electrical services to the Building and/or the Property. All costs of electrical consumption from the Premises or for services furnished to the Premises shall be paid by Tenant within thirty (30) days of receipt of an invoice therefor.

6.6.2 Submetering. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to the utility company pursuant to the utility company’s separate meters (or to Landlord in the event Landlord provides submeters instead of the utility company’s meters), the cost of all electricity provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers); provided that Tenant shall remain obligated to pay Tenant’s Share of the cost of electrical services as provided in Section 4.2.3 to the extent attributable to furnishing electrical service in the Common Areas generally. Tenant shall pay such cost of electricity consumed within the Premises within thirty (30) days after demand, to the extent not paid directly to the utility company, as Additional Rent under this Lease (and not as part of the Operating Expenses).

6.7 Tenant HVAC System. Tenant, at its sole cost and expense, may install a supplemental HVAC system in the Premises, for the purpose of servicing the Premises (the “Tenant HVAC System”). Tenant shall have no right to utilize any space outside the Premises for the Tenant HVAC System, other than an area of the roof of the Building reasonably designated by Landlord (but Landlord shall not charge Tenant any rent for Tenant’s use of the roof of the Building for the Tenant HVAC System). Tenant acknowledges and agrees that Landlord shall have no obligation to structurally reinforce the roof (or to pay for or reimburse Tenant for costs thereof) which may be necessary to accommodate any of Tenant’s HVAC System and distribution systems or to support Tenant Improvement HVAC/electrical/fire sprinkler loads, except to the extent expressly set forth in the Work Letter. Any such installation shall be made by Tenant in accordance with the terms of Article 8 of this Lease. Tenant shall coordinate the installation and operation of Tenant’s HVAC System with Landlord to ensure that Tenant’s HVAC System is compatible with the Building Systems, and to the extent that Tenant’s HVAC System is not compatible with the

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Building Systems, Tenant shall not be entitled to install or operate the same. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, replacement and repair of Tenant’s HVAC System. In connection with the Tenant HVAC System, (a) Tenant shall, at Tenant’s sole cost and expense, separately meter the electricity utilized by the Tenant HVAC System (and Tenant, at Tenant’s sole cost and expense, shall be responsible for the maintenance and repair thereof), and (b) Tenant shall be responsible for the cost of all electricity utilized by the Tenant HVAC System. At Landlord’s sole option, Tenant shall remove the Tenant HVAC System prior to the expiration or earlier termination of this Lease, and repair any damage to the Building caused by such removal and restore the portion of the Building and Premises affected by such removal to the condition existing prior to the installation of such Tenant HVAC System, or leave same in the Premises, in which event the same shall become a part of the realty and belong to Landlord and shall be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided, however, to the extent Tenant’s request for approval of the installation of the Tenant HVAC System expressly requests Landlord’s determination regarding such removal, repair and restoration, such removal option shall be exercised by Landlord (if at all) at the time Landlord grants its consent to Tenant’s installation of the Tenant HVAC System.

6.8 Janitorial Services. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the interior of Premises appropriate to maintain the Premises in a condition consistent with the Operations Standards. Such services to be provided by Tenant shall be performed by contractors and pursuant to service contracts approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. Landlord shall have the right to inspect the Premises upon reasonable notice to Tenant in accordance with Article 23 below and to require Tenant to provide additional cleaning, if necessary to comply with the Operations Standard. If Tenant shall fail to provide any of the services described in this Section 6.7 to be performed by Tenant within ten (10) days after notice from Landlord or, in the event of an emergency, such notice as is reasonable under the circumstances, if any, Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant within thirty (30) days following receipt by Tenant of a written statement of cost from Landlord.

ARTICLE 7

REPAIRS

7.1 Repair Obligations. Landlord shall maintain and keep in good repair and condition and operating order, in a manner substantially consistent with the Operations Standard, the structural portions of the Base Building, including the foundation, floor/ceiling slabs, roof, curtain wall (if applicable), sewer and water mains, exterior glass and mullions, columns, beams, shafts (including elevator shafts), parking areas, stairwells (excluding stairwells installed by Tenant only), elevator cabs and systems, plazas, pavement, sidewalks, curbs, entrances, landscaping, art work, sculptures, unexposed portions of the men’s and women’s public washrooms, Building mechanical, electrical and telephone closets. Landlord shall also maintain and keep in good repair and first-class condition and operating order, in a manner substantially consistent with the Operations Standard, the base building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems and other building systems and equipment which were not constructed by Tenant or Tenant Parties (collectively, the “Building Systems”). Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the structural portions of the Base Building and/or the Building Systems to the extent required because of (i) Tenant’s use of the Premises for other than normal and customary creative and general office operations, or (ii) the negligence or willful misconduct of Tenant or the Tenant Parties, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is

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applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS/BS Exception”). Except as provided as part of Landlord’s obligations set forth above or elsewhere in the Lease, Tenant shall at Tenant’s own expense, keep the non-structural, interior portions of the Premises, including all improvements, fixtures, furnishings, and systems and equipment therein (including, without limitation, any specialty or non-general office improvements and equipment, plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta-hot dispensers), in reasonably good order, repair and condition at all times during the Lease Term (but such obligation shall not extend to the structural portions of the Base Building and the Building Systems, except pursuant to the BS/BS Exception). In addition, except as provided as part of Landlord’s repair obligation set forth above or elsewhere in this Lease, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, pursuant to the terms of this Lease, including, without limitation, Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant (but such obligation shall not extend to the structural portions of the Base Building and the Building Systems, except pursuant to the BS/BS Exception); provided however, that, at Landlord’s option, but only if Tenant fails to make such repairs and replacements, Landlord may, but need not, make such repairs and replacements within thirty (30) days after notice thereof from Landlord (or such sooner period in the case of an emergency), and Tenant shall pay Landlord an amount sufficient to reimburse Landlord for the Actual Cost thereof to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements, to the extent not duplicative of Direct Expenses, forthwith upon being billed for same, plus a ten percent (10%) surcharge payable to Landlord on such costs to cover Landlord’s administrative costs. Landlord may, but shall not be required to, enter the Premises (but, except during emergencies, Landlord may not enter “Secured Areas,” as that term is defined in Article 27 of this Lease) at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by applicable Laws; provided, however, except for emergencies, any such entry into the Premises by Landlord shall be performed in a manner so as to minimize any material, adverse effect upon Tenant’s use of, or ingress or egress to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.2 Tenant’s Right to Make Repairs. Notwithstanding any of the terms and conditions set forth in this Lease to the contrary, if Tenant provides Notice (as that term is defined in Section 26.18 below) (or oral notice delivered to an authorized representative of Landlord in the event of an Emergency) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance required to (i) the interior of the Premises (except as otherwise set forth in items (ii) and (iii) below), (ii) the Base Building (specifically excluding the Building structure) (but only to the extent that such Base Building does not affect other areas of the Project outside the Premises), and (iii) the Building Systems (but only to the extent that such Building Systems do not affect other areas of the Project outside the Premises) (collectively, the “Landlord Repair Items”), which event or circumstance with respect to the Landlord Repair Items materially or adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than thirty (30) days after receipt of such Notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days’ Notice to Landlord (one (1) business day in the case of emergency as described above) specifying that Tenant is taking such required action and if such action was required under the terms and conditions of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to take such action and

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receive prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action (except to the extent Tenant would otherwise ultimately have been responsible for such costs under this Lease, whether through Operating Expenses or otherwise), plus interest thereon at the Interest Rate if Landlord fails to reimburse Tenant more than thirty (30) days after Tenant’s delivery to Landlord of an invoice with reasonable documentation showing the costs and expenses incurred by Tenant. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to the terms and conditions of this Section 7.2, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms and conditions of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent. If Landlord objects to any deduction from Rent, Tenant may proceed to claim a default by Landlord or, if elected by either Landlord or Tenant, the matter shall proceed to resolution by the selection of an arbitrator to resolve the dispute, which arbitrator shall be selected and qualified pursuant to the procedures set forth in Section 26.37 of this Lease. If Tenant prevails in the arbitration, the amount of the Arbitration Award (which shall include interest at the Interest Rate from the time any such amounts were payable by Landlord to Tenant pursuant to the terms of this Section 7.2 above until the date Tenant receives such amount by payment or offset) may be deducted by Tenant from the Rent next due and owing under this Lease. For purposes of this Section 7.2, an “Emergency” shall mean an event involving the likelihood of immediate and material danger to people located in the Premises or immediate, material damage to the Premises, Building Systems, Base Building, Tenant Improvements, or Alterations.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Other than the Acceptable Changes (as defined below), Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof. Landlord shall not unreasonably withhold or delay its consent for any Alterations, provided that it shall be deemed reasonable for Landlord to withhold its consent with respect to any Alterations which create, or would create, a Design Problem (as that term is defined below). A “Design Problem,” individually or collectively, is defined as, and will be deemed to exist if such Alteration (or Tenant Improvement, as the case may be) will (A) adversely affect the structural integrity of the Building; (B) not comply with applicable Laws; (C) adversely affect the Building Systems; (D) adversely affect the Common Areas or the exterior appearance of the Building or Project; or (E) be inconsistent with the Base Building Plans. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations; provided however, such fees and costs shall not exceed a supervision fee equal to [***] percent ([***]%) of the cost of the Alterations (specifically excluding, in connection with, any Acceptable Changes (as that term is defined below) which are cosmetic in nature), plus the Actual Cost incurred by Landlord for engaging third party engineers, architects or other consultants for reviewing any plans in connection

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therewith. Notwithstanding anything to the contrary contained in this Section 8.1, Tenant may make non-structural, non-Building Systems interior alterations, additions or improvements to the interior of the Premises (collectively, the “Acceptable Changes”) without Landlord’s consent, provided that: (i) Tenant delivers to Landlord written notice of such Acceptable Changes at least ten (10) business days prior to the commencement thereof; (ii) such Acceptable Changes shall be performed by or on behalf of Tenant in compliance with the other provisions of this Article 8; (iii) such Acceptable Changes do not adversely affect the Base Building, and cannot be seen from outside the Premises; and (v) such Acceptable Changes shall be performed by qualified contractors and subcontractors which normally and regularly perform similar work in Comparable Buildings. The construction of the initial improvements to the Premises (and the Landlord supervision fee therefor) shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.1.1 Conceptual Pre-Approval of Future Alterations. Notwithstanding anything to the contrary contained in this Lease, Landlord conditionally approves the following work to be performed by Tenant (as part of the Tenant Improvements or as a future Alteration), subject to Landlord’s review and reasonable approval of Tenant’s plans and specifications therefor in accordance with Section 8.2 below, conformance with applicable Laws, and the other terms and conditions of the Work Letter and Sections 8.3-8.5 below: (i) skylights in the roof of the Premises (“Skylights”); (ii), subject to receipt of all approvals required therefor by any applicable governmental authority, the installation of a fence in a mutually agreeable location in the outdoor area adjacent to the western portion of the Premises on 26th Street (“Fenced Area”) for Tenant’s exclusive use, at no additional cost or charge hereunder (such Fenced Area, to the extent constructed in accordance with the terms hereof, shall be deemed a portion of the Deck Area for purposes of this Lease), and (iii) enlarging the current openings in the wall in the annex portion of the two story portion of the western side of the Premises. Tenant shall be required to utilize Landlord’s roof contractor (who is currently Anning-Johnson Company) (“Landlord’s Roof Contractor”) to perform or oversee the installation of Skylights to ensure that the Building’s roof warranty is not invalidated by any such installation or Alterations.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion, consistent with landlords of Comparable Buildings, may deem desirable, including, but not limited to, (A) the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and reasonably approved by Landlord (except that Landlord may designate the contractors and subcontractors to perform all work affecting the structural components of the Project and/or the Building Systems, (B) the requirement that, subject to the terms of Section 8.4 below, upon Landlord’s request given at the time of any required consent, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and (C) the requirement that all Alterations are of equal or greater quality as compared to the lesser of (i) the Building’s standards established by Landlord or (ii) the then existing improvements located in the applicable portion of the Premises. If such Alterations will involve the use of or disturb Hazardous Materials or substances existing in the Premises, Tenant shall comply with Landlord’s Rules and Regulations concerning such Hazardous Materials; provided, however, if such Hazardous Materials existed in the Premises prior to the date Tenant initially took possession thereof, and the same was not put there by, or on behalf of, any Tenant Party, Landlord shall pay any incremental extra costs incurred by Tenant in connection with the Alteration resulting from the presence of such pre-existing Hazardous Materials. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable Laws and pursuant to a valid building permit (if applicable), issued by the City of Santa Monica, all in conformance with Landlord’s reasonable written construction rules and regulations, but so long as Tenant is the sole occupant of the Building, Tenant may perform its construction

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before, during and after Normal Business Hours so long as Tenant shall be in compliance with applicable Laws. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building or the Building Systems, then Landlord shall, at Tenant’s expense based on the Actual Cost thereof, make such changes to the Base Building and/or the Building Systems. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project or interfere with the labor force working on the Project. In the event that Tenant makes any Alterations, Tenant agrees to carry (or cause its contractor to carry) “Builder’s All Risk” for insurance for the full replacement cost on a completed value basis covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, in connection with Alterations that (i) require Landlord’s consent thereto pursuant to the terms and provisions of Section 8.1 above and (ii) cost in excess of $15.00 per rentable square foot the Premises in the aggregate, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond, or, at Tenant’s option, some alternate form of security reasonably satisfactory to Landlord, in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Tenant shall in all cases comply with Landlord’s “Responsible Contractor Policy” attached hereto as Exhibit B-2. Tenant shall not be required to engage union labor in connection with any Alterations, except to the extent reasonably required by a successor to the originally named Landlord herein. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, at Landlord’s request, Tenant agrees to prepare, and Landlord shall execute if factually correct, and Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project management office a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations. In the event Tenant fails to so record the Notice of Completion as required pursuant to this Section 8.2, then such failure shall not, in and of itself, constitute a default hereunder but Tenant shall indemnify, defend, protect and hold harmless Landlord and the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) in connection with such failure by Tenant to so record the Notice of Completion as required hereunder.

8.3 Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord’s reasonable and non-discretionary requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s reasonable and non-discriminatory standard contractor’s rules and regulations. Landlord shall not charge Tenant a supervision or similar fee in connection with Tenant’s construction of Alterations, but Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of any Alterations to the extent such Alterations are not Acceptable Changes.

8.4 Landlord’s Property. All Alterations, Tenant Improvements, fixtures and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, Tenant Improvements and/or fixtures which Tenant can substantiate to Landlord have not been paid for

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with any tenant improvement allowance funds provided to Tenant by Landlord (excepting any Generator and related accessories and components, which at Landlord’s option, in its sole discretion, shall become the property of Landlord in all events), provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to the condition existing prior to Tenant’s installation of the subject Alteration, Tenant Improvement and/or fixture. Notwithstanding the foregoing, Tenant may not remove any Tenant Improvements or Alterations paid for by Landlord with Landlord’s own funds or out of any tenant improvement allowances provided by Landlord (except as set forth below); provided that Landlord may, by written notice delivered to Tenant at the time of Landlord’s consent to any Alterations and/or at the time of Landlord’s approval of the Final Working Drawings (as that term is defined in Section 3.2 of the Tenant Work Letter), identify those Alterations and/or Tenant Improvements, as the case may be, which Tenant shall be required to remove at the expiration or earlier termination of this Lease; provided that in no event shall Tenant be required to remove any (i) cabling and wiring, (ii) Alterations or Tenant Improvements which are general office improvements and the supporting MEP and fire sprinkler installations, or (iii) one additional stairwell installed by Tenant which are included in the Construction Documents (as defined in Exhibit B) approved by Landlord. If Landlord requires Tenant to remove any such Alterations (or any such Tenant Improvements) which are constructed for the Premises, Tenant, at its sole cost and expense, shall remove the identified Alterations and Tenant Improvements on or before the expiration or earlier termination of this Lease and repair any damage to the Premises caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or Tenant Improvements, Landlord may do so and may charge the cost thereof to Tenant.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within fifteen (15) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days following demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

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ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Because Tenant is required to insure all of its Tenant Improvements and Alterations and its furniture, fixtures and equipment and because of the requirements to provide waivers of subrogation, Tenant hereby assumes all risk of damage to property in its Premises, subject to the provisions of the waiver of subrogation set forth below. Tenant hereby assumes all risk of injury to persons in, upon or about the Premises from any cause whatsoever, except to the extent caused by the negligence or willful misconduct of the Landlord Parties. To the extent not prohibited by applicable Laws, Landlord, its partners, subpartners, members, trustees, ancillary trustees and their respective officers, directors, shareholders, beneficiaries, agents, servants, employees, property managers, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except for damage to property which Landlord insures or is required to insure pursuant to the terms and conditions of this Lease and except for injury to persons to the extent caused by the negligence or willful misconduct of the Landlord Parties. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Claims”) incurred in connection with or arising from any cause in, on or about the Premises (including but not limited to a slip and fall) any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, its partners, subpartners, parent organization, affiliates, subsidiaries and their respective officers, directors, contractors, agents, servants, employees, invitees, guests or licensees of Tenant and each of them (collectively, “Tenant Parties”) or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or the Landlord Parties in connection with the Landlord Parties’ activities in the Building or the Project (except for damage to the Tenant Improvements, Alterations, and/or Tenant’s personal property, fixtures, furniture and equipment in the Premises, to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease for any such Tenant Improvements, Alterations or personal property, fixtures, furniture or equipment), and Landlord hereby so indemnifies, defends, protects and holds Tenant and Tenant Parties harmless from any such Claims and from Claims to the extent resulting from a breach of the terms of this Lease by Landlord; provided further that because Landlord is required to maintain insurance on the Building and the Project and Tenant compensates Landlord for such insurance as part of Tenant’s Share of Direct Expenses and because of the existence of waivers of subrogation set forth in Section 10.5 below, Landlord hereby indemnifies, defends, protects and holds Tenant harmless from any Claim to any property to the extent such Claim is covered by such insurance (or would have been covered if Landlord had carried the insurance required hereunder), even if resulting from the negligent acts, omissions, or willful misconduct of the Tenant Parties. Similarly, since Tenant must carry insurance pursuant to this Article 10 to cover its personal property within the Premises, the Tenant Improvements, and the Alterations, Tenant hereby indemnifies and holds Landlord harmless from any Claim to any property within the Premises, to the extent such Claim is covered by such insurance (or would have been covered if Tenant had carried the insurance required hereunder), even if resulting from the negligent acts, omissions or willful misconduct of the Landlord Parties. Pursuant to this Article 10, Tenant’s agreement to indemnify, defend, protect and hold Landlord harmless, and Landlord’s agreement to indemnify, defend, protect and hold Tenant harmless are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to this Lease to the extent such policies cover the results of such acts, omissions or willful misconduct. Should Landlord or Tenant be named as a defendant in connection with a Claim which the subject party is to be indemnified

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by the other party pursuant to the terms hereof, the indemnifying party shall pay the indemnified party’s actual and reasonable costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Landlord’s Insurance and Tenant’s Compliance with Insurance Requirements. Landlord shall, from and after the date hereof until the expiration of the Lease Term, maintain in effect the following insurance: (i) physical damage insurance (including a rental loss endorsement) providing coverage in the event of fire, vandalism, malicious mischief and all other risks normally covered under “special form” policies in the geographical area of the Project, covering the Project (excluding, at Landlord’s option, the property required to be insured by Tenant pursuant to Section 10.3 below) in an amount not less than one hundred percent (100%) of the full replacement value of the Project, together with such other risks as Landlord may from time to time determine (provided, however, that Landlord shall have the right (but not the obligation), at Landlord’s sole discretion, to obtain earthquake and/or flood insurance); and (ii) commercial general liability insurance including a Commercial Broad Form Endorsement or the equivalent in the amount of at least Two Million Dollars ($2,000,000.00), against claims of bodily injury, personal injury or property damage arising out of Landlord’s operations, assumed liabilities (including the liabilities assumed by Landlord under this Lease), contractual liabilities, or use of the Project, common areas and Parking Areas. Such coverages may be carried under blanket insurance policies. The insurers providing such insurance shall be licensed or authorized to do business in the State of California. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for Landlord’s insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body where applicable due to Tenant’s Alterations or use of the Premises.

10.3 Tenant’s Insurance.

10.3.1 Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Project. Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$1,000,000
General Aggregate	$2,000,000
Products/Completed Operations Aggregate	$1,000,000
Personal and Advertising Injury Liability	$5,000,000
Fire Damage Legal Liability	$100,000
Medical Payments	$5,000

Any general aggregate limit shall apply on a per location basis. Tenant’s commercial general liability insurance shall include Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives, as additional insureds. This coverage shall be written on the most current ISO CGL form (or its equivalent), shall include contractual liability, premises-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.

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10.3.2 Business automobile liability insurance covering owned, hired and non-owned vehicles with minimum limits of $1,000,000 combined single limit each accident.

10.3.3 Employer’s liability insurance in an amount not less than $1,000,000 each accident for bodily injury or disease.

10.3.4 Workers’ compensation insurance in accordance with the laws of the state in which the Premises is located.

10.3.5 Tenant’s insurance shall be “primary” insurance for the additional insureds and shall not look to any additional insureds’ insurance coverage for contribution.

10.3.6 Umbrella/excess liability insurance, on an occurrence basis, that applies excess of the required commercial general liability, business automobile liability, and employer’s liability policies with the following minimum limits:

Each Occurrence	$11,000,000
Annual Aggregate	$11,000,000

Umbrella/Excess liability policies shall contain an endorsement stating that any entity qualifying as an additional insured on the insurance stated in the Schedule of Underlying Insurance shall be an additional insured on the umbrella/excess liability policies, and that they apply immediately upon exhaustion of the insurance stated in the Schedule of Underlying Insurance as respects the coverage afforded to any additional insured. Tenant’s insurance shall be “primary” insurance for the additional insureds and shall not look to any additional insureds’ insurance coverage for contribution.

10.3.7 Property insurance “the equivalent of causes of loss – special form” including windstorm, theft, sprinkler leakage (but not earthquake sprinkler leakage) and boiler and machinery coverage on all of Tenant’s (i) trade fixtures, furniture, inventory and other personal property in the Premises, and (ii) on any alterations, additions, or above building standard improvements, including without limitation, the Tenant Improvements and Alterations, made by or for Tenant upon the Premises all for the full replacement cost thereof that makes the Premises “customized” for Tenant’s use. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of Tenant’s above building standard improvements, alterations, and additions to the Premises, whether or not initially installed and/or paid for by Tenant. Landlord shall be named as loss payee with respect to alterations, additions, or above building standard improvements of the Premises under item (ii) above, including with respect to “Builder’s All Risk” coverage required under Section 8.2 above and/or Section 4.2.2.4.2 of the Work Letter where the tenant cannot remove at the end of the lease term wherein ownership then reverts to the landlord.

10.3.8 Business income and extra expense insurance with limits not less than one hundred percent (100%) of all income and charges payable by Tenant under this lease for a period of twelve (12) months.

10.4 Insurer Rating; Certificates of Insurance, etc. All policies required to be carried by Tenant hereunder shall be issued by an insurance company licensed or authorized to do business in California with a rating of at least “A-: VII” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Tenant shall not do or permit anything to be done that would

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invalidate the insurance policies required herein. Liability insurance maintained by Tenant shall be primary coverage on behalf of Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives and any policies of Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives shall be noncontributory. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery or possession of the Premises and ten (10) days following each renewal date. Certificates of insurance shall evidence that Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives are included as additional insureds on liability policies and that Landlord is included as loss payee on the property insurance as stated in Section 10.3.7 (iii) above.

10.4.1 In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to the Commencement Date and thereafter during the Lease Term, within ten (10) days following Landlord’s request thereof, and ten (10) days following each renewal date, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable within thirty (30) days of written invoice thereof.

10.4.2 The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Section 10.5 below. Any deductibles selected by Tenant shall be the sole responsibility of Tenant.

10.4.3 Tenant insurance requirements stipulated in Section 10.2 are based upon current industry standards. Tenant shall carry and maintain, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided, however, that in no event shall such increased coverage be in excess of that required by landlords of tenants leasing comparable-sized space in Comparable Buildings.

10.4.4 All policies required to be carried by Landlord and Tenant under this Lease shall in no event limit the liability of Tenant or Landlord under this Lease. At Tenant’s option, Tenant may provide the coverages required under this Article 10 through blanket under/or umbrella policies of insurance covering Tenant’s other properties pursuant to Section 10.6 below.

10.5 Subrogation; Failure to Carry Insurance. Landlord waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of the Premises to the extent that Landlord’s property insurance policies then in force or required to be carried under this Lease, whichever is broader, insure against such damage or destruction. Tenant waives any and all rights of recovery against Landlord for or arising out of damage to or destruction of any property of Tenant to the extent that Tenant’s property insurance policies then in force or the policies required by this Lease, whichever is broader, insure against such damage or destruction. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6 Blanket Policy. Notwithstanding anything contained herein to the contrary, the Original Tenant or its Permitted Transferee Assignee shall be permitted to insure with a blanket policy of insurance the insurance coverages required under this Article 10 to the extent permitted by applicable Laws. Should Tenant elect to provide the insurance coverage required under this Article 10 under one or more blanket policies covering the Premises and other locations of Tenant, such blanket policies shall in all respects comply with the requirements of this Article 10. Any blanket policy shall specify that the portion of the total coverage under such policy that is allocated to the Premises is in the amounts required under this Article 10. In no case shall the coverage provided by Tenant under any blanket policy be any less than that which could be provided under a separate policy insuring only the Tenant’s operations at the Premises.

PEN FACTORY

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ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. To the extent Landlord does not have actual knowledge of same, Tenant shall promptly notify Landlord after Tenant becomes aware of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building or Project serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base building, as set forth on Schedule 2 attached to the Tenant Work Letter (the “Base Building”) elements of the Premises and such common areas. Such restoration shall be to substantially the same condition of the Base Building of the Premises and common areas prior to the casualty, except for modifications required by Laws, or any other modifications to the common areas deemed reasonably desirable by Landlord which are consistent with the character of the Project, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired thereby. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Landlord shall have the right, upon written notice (the “Landlord Repair Notice”) to Tenant from Landlord, to require that Tenant assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 10.2.6 (ii) of this Lease, in which event Landlord shall repair any injury or damage to the Tenant Improvements and Alterations installed in the Premises and shall return such Tenant Improvements and Alterations to their original condition; provided that if the Actual Cost of such repair by Landlord (based on competitive pricing without any profit or mark-up or supervision fee to Landlord or its Affiliates) exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the excess cost of such repairs shall be paid by Tenant to Landlord on a progress payment basis during Landlord’s repair of the damage. Tenant’s insurance proceeds shall be disbursed for all costs and expenses incurred by Landlord in connection with the repair of any such damage to the Tenant Improvements and Alterations pursuant to a disbursement procedure mutually approved by Landlord and Tenant. As long as the Tenant Improvements and Alterations in the Premises are rebuilt, Tenant shall be entitled to retain any portion of the proceeds of the insurance described in Sections 10.2.6 (ii) in excess of the cost of such restoration. Landlord shall use commercially reasonable efforts to minimize any such inconvenience, annoyance or interference to Tenant resulting from Landlord’s repair of any damage pursuant to this Section 11.1. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, if this Lease does not terminate pursuant to this Article 11, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Alterations installed in the Premises and shall return such Tenant Improvements and Alterations to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, if this Lease does not terminate pursuant to Section 11.2 below or for any other reason, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s reasonable review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the non-affiliated independent third party contractors to perform such improvement work pursuant to Landlord’s standard competitive bidding procedures. Landlord shall not be liable for any inconvenience or annoyance to Tenant or the Tenant Parties, or injury to Tenant’s or any Tenant’s Parties’ business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary

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for Tenant to reasonably use the Premises for the same use(s) which Tenant was conducting from within the Premises immediately prior to such casualty, and the Premises (or a portion thereof) are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for the same use(s) which Tenant was conducting from within the Premises immediately prior to such casualty, the Rent shall be abated (including, in the event that Tenant performs such repairs, abatement during a commercially reasonable period of build-out time and a weekend to move-in) in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for the same use(s) which Tenant was conducting from within the Premises immediately prior to such casualty bears to the total rentable square feet of the Premises; provided, further, if the Premises is damaged such that the remaining portion thereof is not sufficient to allow Tenant to conduct its business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the same use(s) which Tenant was conducting from within the Premises immediately prior to such casualty, and not occupied by Tenant as a result of the subject damage (including, in the event that Tenant performs such repairs, abatement during a commercially reasonable period of build-out time and a weekend to move-in). In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if (a) the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, (b) Landlord elects to terminate the leases of all other tenants of the Project similarly affected by the damage and/or destruction and (c) one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof in excess of the “Landlord Contribution,” as that term is defined below, be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; or (iii) the damage is not fully covered, except for the Landlord Contribution, by Landlord’s insurance policies (or by the insurance Landlord is required to carry under this Lease); provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of a licensed architect or contractor reasonably selected by Landlord, be completed within two hundred seventy (270) days after the damage or destruction is discovered (which period shall be subject to extension for up to sixty (60) days as a result of an event of Force Majeure), Tenant may, within thirty (30) days following Landlord’s election to rebuild and/or restore the Premises, Building and/or Project, elect to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than ninety (90) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within three hundred (300) days following the date of discovery of the damage, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days nor more than ninety (90) days following the end of each such month. At any time, from time to time, after the date occurring sixty (60) days after the date the damage is

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discovered, Tenant may request that Landlord provide Tenant with a certificate from the architect or contractor described above setting forth such architect’s or contractor’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days. For purposes of this Section 11.2, the “Landlord Contribution” shall initially mean $[***]; provided, however, that such amount shall be reduced by an amount equal to $[***] on each anniversary of the Lease Commencement Date during the Lease Term. Further, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last 2 years of the Lease Term, such damage is not due to the willful misconduct of Tenant and, in the reasonable judgment of Landlord, the damage or destruction to the Premises or Building cannot be repaired by the date which occurs fifty percent (50%) of the way through the then remaining Lease Term, then notwithstanding anything contained in this Article 11, either Landlord or Tenant shall have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate one hundred twenty (120) days after the date of such notice, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Project is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. Tenant’s payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease nor shall Landlord’s payment of monies due Tenant hereunder constitute a waiver by Landlord of any breach or default by Tenant under this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment of any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

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ARTICLE 13

CONDEMNATION

If the whole or any material part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease, within ninety (90) days following Landlord’s receipt of notice of the taking, effective as of the date possession is required to be surrendered to the authority; provided, however, that (i) Landlord shall only have the right to terminate this Lease as provided herein if Landlord terminates the leases of all tenants in the Project similarly affected by the taking, and (ii) to the extent that the Premises are not adversely affected by such taking and Landlord continues to operate the Project as an office project, Landlord shall not terminate this Lease. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired or if Tenant cannot conduct its business operations in substantially the same manner such business operations were conducted prior to such taking while still retaining substantially the same material rights and benefits it bargained to receive under this Lease, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease within such ninety (90) day period referenced above, effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant or is otherwise separately identifiable. [***]. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises; provided, further, that in such event, if a portion of the Premises is taken such that the remaining portion thereof is not sufficient to allow Tenant to conduct its business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of Rent during the time and to the extent the Premises are taken, and not occupied by Tenant as a result thereof. Tenant’s abatement period shall continue until Tenant has been given reasonably sufficient time and reasonably sufficient access to the Premises, the parking facilities and/or the Building, to install its property, furniture, fixtures, and equipment, to the extent the same shall have been removed and/or damaged as a result of such eminent domain taking, and to move back into the Premises over one (1) weekend. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

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ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord (except as provided in Section 14.8 and 14.9, below), which consent shall not be unreasonably withheld or conditioned, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than ten (10) business days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer (but not any documentation relating solely to the sale (if any) of Tenant’s business to such Transferee), including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer and, upon request from Landlord, Tenant’s good faith estimated calculation of the “Transfer Premium,” if any, as that term is defined in Section 14.3 below, in connection with such Transfer, (iv) current financial information of the proposed Transferee certified by an officer, partner or owner thereof, as reasonably necessary to determine if such Transferee is a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the proposed Transfer on the date consent is requested, business credit, bank and personal references and history of the proposed Transferee, and (v) information with regard to the nature of the business such proposed Transferee intends to operate in the Subject Space and how long the proposed Transferee has operated such business. Landlord shall approve or disapprove of the proposed Transfer in accordance with Section 14.2, below, within ten (10) business days (the “Transfer Request Review Period”) after Landlord’s receipt of the applicable Transfer Notice. In the event that Landlord fails to notify Tenant in writing of such approval or disapproval within such Transfer Request Review Period, Tenant shall deliver written notice to Landlord (a “Transfer Approval Notice”) stating in bold print that LANDLORD’S FAILURE TO RESPOND TO SUCH REQUEST WITHIN THREE (3) BUSINESS DAYS FOLLOWING LANDLORD’S RECEIPT SUCH TRANSFER APPROVAL NOTICE SHALL BE DEEMED TO BE LANDLORD’S APPROVAL OF THE PROPOSED TRANSFER. If Landlord fails to deliver notice of Landlord’s consent to, or the withholding of Landlord’s consent, to the proposed assignment or sublease within such three (3) business day period, Landlord shall be deemed to have approved the Transfer in question. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect. Whether or not Landlord consents to any proposed Transfer, Tenant shall, within thirty (30) days after written request by Landlord, reimburse Landlord for all reasonable and actual out of pocket costs and expenses incurred by Landlord in connection with its review of a proposed Transfer, provided that such cost and expenses shall not exceed $[***] in connection with an assignment of this Lease) for a Transfer in the ordinary course of business.

PEN FACTORY

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14.2 Landlord’s Consent. Landlord shall not unreasonably withhold or condition its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable Laws for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project as reflected by the then-existing tenants of the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease or which would conflict with any exclusive use rights of other tenants or occupants of the Project;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof which (i) is that of a foreign country, (ii) is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable Building, (iii) is capable of exercising the power of eminent domain or condemnation, or (iv) would significantly increase the human traffic in, or the security threat to, the Premises, the Building, and/or the Project;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.5 The Subject Space lacks appropriate means of ingress and egress and/or will not be in conformity with all applicable building and safety codes; or

14.2.6 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) is negotiating with Landlord to lease space in the Project at such time as evidenced by an exchange in correspondence during the four (4) month period immediately preceding the date Landlord receives the Transfer Notice and Landlord has space comparable in size in the Project to lease to such Transferee, or (ii) occupies space in the Project at the time of the request for consent.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may, within nine (9) months after Landlord’s consent, but not later than the expiration of said nine (9)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld, conditioned or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, Tenant hereby waives any right at law or in equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed Transferee but Tenant retains the right to sue Landlord for any damages suffered by Tenant and/or for specific performance if Landlord unreasonably withholds, conditions or delays it consent to a proposed Transfer (other than damages or injury to, or interference with, Tenant’s business, including without limitation, loss of profits, however occurring, but not excluding loss of fifty percent (50%) of any Transfer Premium (as defined in Section 14.3 below)) that Tenant would have been able to claim pursuant to Section 14.3 of this Lease).

PEN FACTORY

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14.3 Transfer Premium. If Landlord consents to a Transfer (specifically excluding events under Section 14.8 and 14.9), as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, actually received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent, parking charges and other consideration payable (in lieu of or in addition to rent) by such Transferee in connection with the Transfer (as opposed to the sale of Tenant’s business) in excess of the Rent and Additional Rent, parking charges and other consideration payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the actual, reasonable and documented expenses incurred by Tenant for (a) the gross revenue (exclusive of any such Transfer Premium) paid to Landlord by Tenant during the period of the sublease term or during the assignment for the Subject Space; (b) the gross revenue paid to Landlord by Tenant during the period (the “Downtime Period”) prior to the commencement of the term of the Transfer during which Tenant does not occupy the Subject Space, commencing on and after the Downtime Start Date (as defined below); (c) any improvement allowance or other economic concession (space planning allowance, moving expenses, etc.,) paid to the sublessee or assignee or the cost of improvements constructed by Tenant in connection therewith; (d) any broker’s commission incurred by Tenant in connection with the Transfer; (e) reasonable attorneys’ fees incurred by Tenant in connection with the negotiation and documentation of the Transfer; (f) any lease takeover costs incurred by Tenant in connection with the Transfer; (g) the costs associated with any downtime incurred by Tenant in connection with the Transfer; (h) any fees charged by Landlord and incurred by Tenant in connection with the Transfer; and (i) costs of advertising and marketing such Subject Space incurred by Tenant in connection with the Transfer (collectively, “Subleasing Costs”). The “Downtime Start Date” shall mean the later of (A) the date which Tenant vacates and does not reoccupy the subject space and delivers notice of the same to Landlord, and (B) the date Tenant enters into a listing agreement for the subject space with a reputable broker, and provides Landlord with notice thereof; provided, however, in no event shall the Downtime Period occur for a period which is longer than an aggregate of twelve (12) months. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer (as opposed to the sale of Tenant’s business), and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. Notwithstanding anything contained herein to the contrary, under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all Subleasing Costs for such Subject Space, it being understood that if in any year the gross revenues, less the deductions set forth and included in Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively, “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, if Tenant contemplates a Transfer which would, together with any prior Transfers then remaining in effect, cause fifty percent (50%) or more of the initial Premises, in the aggregate, to be subject to a Transfer or Transfers for substantially all of the balance of the Lease Term, then Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which

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Tenant intends to Transfer (the “Contemplated Transfer Space”) and the contemplated date of commencement of the contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Premises. Thereafter, Landlord shall have the option, by giving written notice (the “Recapture Notice”) to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Premises. The Intention to Transfer Notice shall not require the assignment or sublease document to be provided to Landlord. Such recapture shall cancel and terminate this Lease as of the Contemplated Effective Date (or the date of Tenant’s receipt of the Recapture Notice, if received later than the Contemplated Effective Date). However, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within thirty (30) days after Tenant’s receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its Intention to Transfer Notice, in which case Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer of all or substantially all of the Premises, as provided above in this Section 14.4, and this Lease shall remain in full force and effect as to the Contemplated Transfer Space. Tenant’s failure to so notify Landlord in writing within said thirty (30) day period shall be deemed to constitute Tenant’s election to allow the Recapture Notice to be effective. If Landlord declines, or fails to elect in a timely manner to recapture the Premises under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency together with interest thereon at the Interest Rate, and if understated by more than four percent (4%), Tenant shall pay Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership (including a limited liability partnership) or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners or members (as the case may be), or transfer of fifty percent (50%) or more of partnership interests or membership interests (as the case may be), within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; and (ii) if Tenant is a closely held corporation or

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limited liability company (i.e., whose stock or membership interests are not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares or membership interests of Tenant (other than transfer of voting shares or membership interests to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period. Notwithstanding the foregoing, to the extent that the Transfer is of a type described in this Section 14.6, the terms and conditions of Section 14.3 shall not apply with respect thereto.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease beyond all applicable notice and cure periods, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder beyond all applicable notice and cure periods, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant or Landlord, as applicable (“Affiliate”)), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock, interests or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger, consolidation or other reorganization of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 or be subject to Section 14.3 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least thirty (30) days following the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or Permitted Transferee as set forth above, (ii) Tenant is not in monetary default, beyond any applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee has a tangible net worth (not including good will as an asset, and as determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”)) (“Net Worth”) at least equal to Tenant’s net worth as of the date of this Lease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either

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an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

14.9 Permitted Occupants. Notwithstanding anything to the contrary contained in this Article 14, Tenant shall have the right, without being subject to Landlord’s prior consent, or Landlord’s right to receive a Transfer Premium pursuant to Section 14.3 above, to sublease, license or let or otherwise permit occupancy of, up to an aggregate of [***] percent ([***]%) of the Premises, to any individuals or entities (each a “Permitted Occupant”) which sublease, license or occupancy agreement, as the case may be, to a Permitted Occupant shall be on and subject to all of the following conditions: (i) Tenant shall either have a business relationship (relating to the primary business of Tenant conducted in the Premises) with each such Business Affiliate or Tenant shall have at least a twenty percent (20%) voting or equity interest in such Business Affiliate; (ii) all such Permitted Occupants shall be of a character and reputation consistent with the quality of the Building and Project as a first-class multi-tenant creative office building project; (iii) all such Permitted Occupants shall use the Premises in conformity with the all applicable provisions of this Lease; (iv) no such Permitted Occupant shall be a governmental agency or instrumentality thereof described in Section 14.2.3 above which would permit Landlord to refuse consent to Tenant’s proposed sublease, license or occupancy agreement pursuant to Section 14.2.3 if such sublease, license or occupancy agreement did not otherwise qualify under this Section 14.9; (v) such sublease, license or occupancy agreement is not a subterfuge by Tenant to avoid its obligations under this Article 14; (vi) there shall be no separate demising walls or entrances to the space which is the subject of such sublease, license or occupancy agreement; (vii) each such sublease, license and occupancy agreement shall be subject to and subordinate to all of the terms and provisions of this Lease, (viii) Tenant shall, upon request from Landlord, promptly supply Landlord with the name of any such Permitted Occupant who uses the Premises for more than a one (1) month period on a consecutive basis (including, without limitation, any individual names in connection therewith) and any documents or information reasonably requested by Landlord regarding any such Permitted Occupant and (viii) Tenant shall not operate or permit to be operated from the Premises a so-called “co-working” business or other flexible workplace center for purposes of providing office suites and shared office workplaces to members or third-parties. No such sublease, license or occupancy agreement, as the case may be, shall relieve Tenant from any liability under this Lease. The rights set forth in this Section 14.9 shall be personal to Original Tenant and any Permitted Transferee Assignee, and may not be assigned to or utilized by any assignee, sublessee, transferee or any other party.

14.10 No Release or Waiver. No Transfer to an Affiliate or otherwise shall ever be construed to constitute a waiver of any of Tenant’s covenants contained in this Lease, a release of Tenant from any obligation or liability of Tenant under this Lease, or a waiver of any of Landlord’s rights under this Lease.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP

AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or the Landlord Parties or Tenant or the Tenant Parties during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord Parties shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding

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such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage by casualty, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures (excepting the Generator and related accessories and components to the extent Landlord elects in its sole discretion to remain at the Project) (but not permanently affixed to the Premises), free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal, except as otherwise set forth in Section 26.42 below. Landlord and Tenant acknowledge and agree that nothing in this Section 15.2 shall prohibit Tenant from removing any TVs, a/v equipment, furniture, equipment, free-standing cabinet work and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, at any time throughout the Lease Term, including if attached to the wall or floor for stability purposes (provided that Tenant repairs any damage resulting therefrom).

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case, for the first two (2) calendar months of holdover, Base Rent shall be payable at a monthly rate equal to [***]% of the Base Rent applicable during the last rental period of the Lease Term under this Lease (and [***]% of all Additional Rent due during such two (2) month period), and thereafter, Base Rent shall be payable at a monthly rate equal to [***]% of the Base Rent applicable during the last rental period of the Lease Term under this Lease (and [***]% of all Additional Rent due during such period). Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. In the event Tenant timely vacates and surrenders possession of the Premises to Landlord following the expiration of the Lease Term or the earlier termination thereof, but fails to surrender possession of the Premises to Landlord in the condition required under Section 8.4 above, then Tenant shall be liable for any damages incurred by Landlord in connection therewith (but Tenant shall not responsible for the payment of any Rent (including holdover rent) in connection with the Premises following Tenant’s timely vacation and surrender thereof). Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon later to occur of (i) the termination or expiration of this Lease, and (ii) the date that is forty-five (45) days following Tenant’s receipt of written notice from Landlord stating that Landlord has entered into an agreement with a third-party for the occupancy of the Premises following the expiration or earlier termination of this Lease and may incur lost rents and/or other damages resulting from

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Tenant’s holdover therein, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, and such indemnification by Tenant shall specifically include, without limitation, Rental Loss Damages (as hereinafter defined). As used in this Lease, “Rental Loss Damages” shall mean any claims made by any succeeding tenant founded upon such failure to surrender, any lost profits to Landlord resulting therefrom, any liability or loss Landlord may reasonably expect to incur in connection with the delay of the delivery of the Premises to the successor tenant, any other consequential damages that Landlord suffers as a result of Tenant’s failure to surrender the Premises upon the termination or expiration of this Lease.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord or Tenant, Tenant or Landlord, as the case may be, shall execute, acknowledge and deliver to the requesting party (the “Requesting Party”) an estoppel certificate, which, as submitted by the Requesting Party, shall be substantially in the form of Exhibit D attached hereto, as modified appropriately if Tenant is the Requesting Party (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof, or any assignee), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by the Requesting Party or Landlord’s mortgagee or prospective mortgagee or Tenant’s Transferee, as the case may be. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project or any buyer, assignee or lender of Tenant. At any time during the Lease Term, but not more often than two (2) times during any twelve (12) month period in connection with the sale or refinance of the Project, Landlord may require Tenant to provide Landlord with a current financial statement prepared in the ordinary course of business (provided that such current financial statement shall, at a minimum, include a balance sheet, an income statement and a profit and loss statement) and financial statements prepared in the ordinary course of business of the two (2) years prior to the current financial statement year (provided that such current financial statements shall, at a minimum, include balance sheets, income statements and a profit and loss statements) (collectively, “Financial Statements”); provided, however, as a condition precedent to Tenant’s delivery, Landlord or the Landlord Party requesting such information shall execute a commercially reasonable form of confidentiality agreement with respect thereto. Such statements shall be as prepared in Tenant’s ordinary course of business and certified as true and correct by Tenant’s chief financial officer.

ARTICLE 18

SUBORDINATION

18.1 Landlord acknowledges and agrees that, as of the date of this Lease, there is no mortgage or deed of trust encumbering the Project. In consideration of, and as a condition precedent to, Tenant’s agreement to permit its interest pursuant to this Lease to be subordinated to any particular future ground or underlying lease of the Building or the Project or to the lien of any mortgage or trust deed, first encumbering the Building or the Project following the date of this Lease and to any renewals, extensions, modifications, consolidations and replacements thereof, Landlord shall deliver to Tenant a commercially reasonable non-disturbance agreement executed by the landlord under such ground lease or underlying lease or the holder of such mortgage or trust deed. Such commercially reasonable non-disturbance agreement(s), shall include the obligation of any such successor ground lessor, mortgage holder or deed of trust holder to recognize Tenant’s rights specifically set forth in this Lease, including without limitation, Tenant’s rights to offset

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certain amounts against Rent due hereunder and to be bound by and responsible for all Landlord’s obligations with respect to the L-C under the terms of Article 25, and Landlord’s obligations to comply with the provisions of this Lease, or to otherwise receive certain credits against Rent as set forth herein. Subject to Tenant’s receipt of the non-disturbance agreement(s) described above, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so reasonably requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant within all applicable notice and cure periods. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases in accordance with this Article 18. Subject to the provisions of this Article 18, Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale. Tenant shall send to each mortgage holder or deed of trust holder (after notification of the identity of such mortgage holder or deed of trust holder and the mailing address thereof) copies of all notices that Tenant sends to Landlord pursuant to this Lease; such notices to such mortgage holder or deed of trust holder shall be sent concurrently with the sending of the notices to Landlord and in the same manner as notices are required to be sent pursuant to Section 26.18 below. Tenant will accept performance of any provision of this Lease by such mortgage holder or deed of trust holder as performance by, and with the same force and effect as though performed by, Landlord. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until (A) Tenant gives notice of such act or omission to Landlord and to each such mortgage holder or deed of trust holder, and (B) a reasonable period of time for remedying such act or omission elapses following the time when such mortgage holder or deed of trust holder becomes entitled under such mortgage holder or deed of trust holder to remedy same (which reasonable period shall in no event be less than the period to which Landlord is entitled under this Lease or otherwise, after similar notice, to effect such remedy and which reasonable period shall take into account such time as shall be required to institute and complete any foreclosure proceedings).

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a “Default” or “default” of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after receipt of notice that the same was not paid when due; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

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19.1.3 The failure by Tenant to observe or perform according to the provisions of Articles 5, 17 or 18 of this Lease within the applicable time periods set forth therein where such failure continues for more than five (5) additional business days after actual receipt of notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Applicable Laws.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant after the expiration of any applicable notice and cure periods, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and, subject to the express terms hereof, nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, as allowed under all applicable Laws; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in subsections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate, but in no event greater than the maximum amount of such interest permitted by Law. As used in subsection 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

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19.2.2 In the event this Lease has not been terminated, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.3 Sublessees of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Waiver of Default. Forbearance by Landlord or Tenant in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.5 Efforts to Relet. Subject to applicable Law, no re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations under this Lease.

19.6 Landlord’s Right to Cure Default; Payments by Tenant.

19.6.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, and such failure shall continue in excess of the time allowed under Sections 19.1.1 or 19.1.2, above, except in the event of an emergency or as required by law in which case no notice shall be necessary, then upon three (3) additional days’ notice from Landlord, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

19.6.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 19.6.1. Tenant’s obligations under this Section 19.6.2 shall survive the expiration or sooner termination of the Lease Term.

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19.7 Landlord Default.

19.7.1 In General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if (i) in the event a failure by Landlord is with respect to the payment of money, Landlord fails to pay such unpaid amounts within five (5) business days of notice from Tenant that the same was not paid when due; (ii) the failure of Landlord to perform according to the provisions of Article 17 of this Lease for more than fifteen (15) business days after notice from Tenant; or (iii) in the event a failure by Landlord is other than (i) and (ii) above, Landlord fails to perform such obligation within a reasonable time period with the expenditure of diligent efforts, but in no event more than thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if Landlord commences such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

19.7.2 Abatement of Rent. [***].

19.7.3 Landlord Bankruptcy Proceeding. [***].

19.7.4 No Waiver of Redemption by Tenant. Nothing herein shall be deemed to constitute a waiver of Tenant’s right to redeem, by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed within all applicable notice and cure periods, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SIGNS

21.1 Interior Signage. Tenant, at its sole cost and expense, may install any signage anywhere within the interior of the Premises, provided that such signs are not visible from the exterior of the Building.

21.2 Building Directory/Entry Signage. At Tenant’s cost (including administrative fee) (subject to the Tenant Improvement Allowance) and subject to Landlord’s then Building and/or Project standard signage program, Landlord shall place Tenant’s name in any Building or Project-wide directory (or its equivalent) and signage at any or all of the Premises’ exterior entry doors.

21.3 Exterior Signage.

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21.3.1 In General. In addition to the signage rights set forth above in this Article 21 above, and subject to the terms of Section 21.3.2 below, Tenant shall be entitled to install Tenant’s name and/or logo on one (1) slot on (i) the existing monument sign (the “26th Street Monument”) located on 26th Street, such slot to be in the highest slot (which shall be of equal size to the other slots on such monument) and (ii) the existing monument sign (the “Olympic Monument” and with the 26th Street Monument, the “Monuments”) located on Olympic Boulevard, such slot to be in the middle slot (which shall be of equal size to the other slots on such monument) (collectively, “Tenant’s Signage”). The location of Tenant’s Signage is shown on Exhibit J attached hereto. Tenant’s rights to Tenant’s Signage shall be subordinate to the rights granted with respect to any leases with all presently existing monument rights of any tenant of the Project (“Superior Monument Rights”), and further, the right to place identification signage on the 26th Street Monument and the Olympic Monument shall be nonexclusive and Landlord shall have the reasonable right to grant others the right to install identification signage on the 26th Street Monument below Tenant’s Signage and on the Olympic Monument both above and below Tenant’s Signage. To the extent Landlord receives approval thereof from any applicable governmental authority and the sizing thereof is reasonably practical, as determined by Landlord in its sole discretion, if the Monument signs (or either of them) are redesigned to accommodate three (3) vertical slots rather than the currently existing two (2) vertical slots, Tenant shall be entitled to the left slot for the 26th Street Monument and the middle slot for the Olympic Monument, but subject to the Superior Monument Rights.

21.3.2 Tenant’s Signage Specifications and Permits. Tenant’s Signage shall set forth Tenant’s name and/or logo as determined by Tenant; provided, however, in no event shall Tenant’s Signage include an Objectionable Name or Logo (as that term is defined in Section 21.3.3 below). The graphics, materials, color, design, lettering, lighting, size, illumination (if any, as determined by Landlord in its sole discretion), specifications and exact location of Tenant’s Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Tenant’s signage program for the Project. In addition, Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all applicable Laws and the Underlying Documents. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant’s Signage. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage, and notwithstanding any provision to the contrary contained herein, Tenant acknowledges that Landlord shall have no obligation to provide, install or designate any additional monument signs or directional signs within the Project. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, and/or if Landlord does not provide, install or designate any additional monument signs or directional signs within the Project, then Tenant’s and Landlord’s rights and obligations under the remaining terms and conditions of this Lease shall be unaffected.

21.3.3 Objectionable Name or Logo. In no event shall Tenant’s Signage include, identify or otherwise refer to a name and/or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable Building (an “Objectionable Name or Logo”). The parties hereby agree that the name “GoodRx” or any reasonable derivation thereof, shall not be deemed an Objectionable Name or Logo.

21.3.4 Cost and Maintenance of Tenant’s Signage. The costs of the actual sign comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant, at Tenant’s sole cost and expense (subject to the Tenant Improvement Allowance); provided, however, all monument signs shall be installed, designed, constructed, maintained, and repaired by Landlord, and the maintenance and repair costs shall be an

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Operating Expense. Should Tenant’s Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant, and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the Actual Cost of such work, plus a ten percent (10%) surcharge payable to Landlord on such costs to cover Landlord’s administrative costs. Upon the expiration or earlier termination of the Lease, and/or upon any earlier termination of Tenant’s rights to all or any portion of Tenant’s Signage as set forth in Section 21.3.4, above, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage (reasonable wear and tear and casualty excepted). If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all Actual Costs incurred by Landlord in so performing, plus a ten percent (10%) surcharge payable to Landlord on such costs to cover Landlord’s administrative costs, shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The terms and conditions of this Section 21.3.5 shall survive the expiration or earlier termination of this Lease.

21.4 Prohibited Signage and Other Items. Except as expressly provided in this Article 21, Tenant may not install any signs, notices, logos, pictures, names or advertisements on the exterior or roof of the Building, the Other Buildings or the common areas of the Building or the Project or anywhere (including, without limitation, the Deck Area) which can be seen from outside the Premises. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion.

ARTICLE 22

COMPLIANCE WITH LAWS

Tenant shall not do anything or suffer anything to be done in or about the Premises, Building or Project which will in any way conflict with any federal, state or local laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, including, without limitation the Americans with Disabilities Act of 1990, the Bergamot Area Plan and other zoning codes and regulations (collectively, the “Laws”). At its sole cost and expense, Tenant shall, except as otherwise expressly provided in this Lease or in the Tenant Work Letter, promptly comply with all such applicable Laws and make all alterations (structural or otherwise) to (A) the Premises, which alterations relate to (i) Tenant’s use of the Premises for other than the Permitted Use or (ii) the Tenant Improvements located in the Premises or any Alterations, and (B) the Base Building and Building Systems, but as to the Base Building and Building Systems, only to the extent such alterations are triggered by non-general office Alterations made by Tenant to the Premises, or non-general office Tenant Improvements, or Tenant’s use of the Premises for a non-general office use. The judgment of any court of competent jurisdiction or the admission of either party hereto in any judicial action, regardless of whether the other party is a party thereto, that such party has violated any of said governmental measures, shall be conclusive

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of that fact as between Landlord and Tenant. Landlord shall comply with all applicable Laws relating to the Project and Base Building and Building Systems, provided that compliance with such applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s Parties or create a significant health hazard for Tenant’s Parties or otherwise materially adversely interfere with or materially adversely affect Tenant’s use of the Premises for creative office use and enjoyment of the Premises, or the Parking Areas. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 22 to the extent consistent with, and amortized to the extent required by, the provisions of Section 4.2.3 of this Lease. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp reasonably approved by Landlord, subject to Landlord’s reasonable rules and requirements; and (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs to correct violations of construction-related accessibility standards identified by the Tenant requested CASp inspection.

ARTICLE 23

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon twenty-four (24) hours prior written notice to Tenant (or oral notice to Tenant’s office manager), except in the case of an Emergency in which case no notice shall be required, to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of non-responsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building Systems. Notwithstanding anything to the contrary contained in this Article 23, Landlord may enter the Premises at any time to (A) perform standard services required of Landlord, including janitorial service; (B) take possession due to a default by Tenant in the manner provided herein; and (C) subject to the terms of Section 19.7, above, perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for emergencies, any such entry shall be performed in an expeditious manner so as not to unreasonably interfere with Tenant’s use of the Premises. Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Article 23 with Tenant (except entries under items (A) and (B), above) so that Tenant, at Tenant’s option, may provide a representative to accompany Landlord. Landlord agrees to take no photographs of any active work areas in the Premises without Tenant’s prior consent and agrees that any information obtained by any entry into the Premises by Landlord or its employees, agents or contractors shall be kept strictly confidential. Even

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in an Emergency situation, Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s business operations. Except as otherwise provided in this Lease, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises; provided, however, that Landlord shall, subject to Section 10.1 of this Lease and to the extent that such damage is not covered by insurance required to be carried by Tenant under this Lease or caused by any governmental agencies, repair any damage to the Premises caused by any such emergency entry into the Premises by Landlord. Notwithstanding anything to the contrary set forth in this Article 23, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an Emergency. Landlord shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Base Building; (ii) as required by applicable Laws, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 24

TENANT PARKING

24.1 Tenant’s Parking Passes. Commencing on the Lease Commencement Date and continuing through the date which immediately precedes the first (1st) anniversary of the Lease Commencement Date, Tenant shall (A) rent two (2) unreserved parking passes for each 1,000 usable square feet contained in the Premises, which equals one hundred thirty-one (131) unreserved parking passes provided that Tenant, of which Tenant shall be required to convert to three (3) reserved parking passes, and upon not less than thirty (30) days prior written notice to Landlord, may convert up to five (5) of such unreserved parking passes into reserved parking spaces, and the location of any such reserved parking spaces shall be as set forth on Exhibit I attached to this Lease, and (B) have the right, but not the obligation to rent, up to an additional two (2) unreserved parking pass for each 1,000 usable square feet contained in the Premises, which equals one hundred thirty-one (131) unreserved parking passes, all for parking by Tenant’s employees and Permitted Occupants in the Parking Areas; provided that Tenant may increase or decrease the amount of such unreserved parking passes which Tenant is entitled to rent pursuant to item (B) above upon not less than thirty (30) days prior written notice to Landlord, up to the amount of unreserved parking passes provided for in item (B) above. Notwithstanding the foregoing, commencing on the first (1st) anniversary of the Lease Commencement Date, and continuing throughout the remainder of the Lease Term, Tenant shall rent (i) three (3) unreserved parking passes for each 1,000 usable square feet contained in the Premises, which equals one hundred ninety-seven (197) unreserved parking passes, of which Tenant shall be required to convert to three (3) reserved parking passes, and provided that Tenant, upon not less than thirty (30) days prior written notice to Landlord, may convert up to eight (8) of such unreserved parking passes into reserved parking spaces, and the location of any such reserved parking spaces shall be as set forth on Exhibit I attached to this Lease, and Tenant shall have the right, but not the obligation, to rent up to an additional one (1) unreserved parking pass for each 1,000 usable square feet contained in the Premises, which equals sixty-

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-55-	2701 Olympic Blvd., Building B
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six (66) unreserved parking passes, all for parking by Tenant’s employees and Permitted Occupants in the Parking Areas. Tenant may increase or decrease the amount of unreserved and/or reserved parking passes rented by Tenant hereunder, subject to the above minimums and maximums upon not less than thirty (30) days prior written notice to Landlord. Subject to all of the terms and conditions of this Lease, including all applicable Laws and the reasonable and non-discriminatory rules and regulations established from time to time by Landlord, Tenant shall have access to Tenant’s allotted parking passes described in this Section 24.1 rented by Tenant twenty-four (24) hours per day, seven (7) days per week.

24.2 Parking Charges. Tenant shall be charged for the use of Tenant’s parking passes set forth in Section 12 of the Summary the prevailing parking rates charged by Landlord and/or Landlord’s parking operator from time-to-time for parking in the Parking Areas; provided, however, that the monthly rate for Tenant’s parking passes shall not increase by more than [***] percent ([***]%) per annum on a cumulative, compounding basis; provided further, however, that in no event shall such monthly rates charged for the use of Tenant’s parking passes hereunder exceed that which are charged by the landlords of Comparable Buildings for similarly situated parking passes. For reference purposes only, the prevailing parking rates to be charged by Landlord for the first Lease Year shall be: $[***] per month for an unreserved parking pass and $[***] per month for a reserved parking pass. In addition, Tenant shall be responsible for any taxes imposed by any governmental authority in connection with the renting of parking passes by Tenant pursuant to this Article 24 or the use of the parking facility by Tenant.

24.3 Limitations on Tenant’s Parking Rights. Tenant shall abide, and cause its employees, Permitted Occupants and visitors who utilize the Parking Areas to abide, by the reasonable and non-discriminatory rules and regulations established from time to time by Landlord and/or the Parking Areas operator. Landlord specifically reserves the right to change the location, size, configuration, design, layout and all other aspects of the Parking Areas at any time (including without limitation, implementing paid visitor parking) and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Parking Areas for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may, at any time, institute valet assisted parking, tandem parking stalls, “stack” parking, or other parking program within the Parking Areas, the cost of which shall be included in Operating Expenses; provided that any valet assisted parking instituted by Landlord at the Project shall be operated in a manner consistent with the Operations Standard. Landlord may totally or partially delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control delegated by Landlord. Notwithstanding the foregoing or any provision to the contrary contained in this Lease, Tenant acknowledges and agrees that it shall not have access to any “stack” parking or “stackers” twenty-four (24) hours per day, seven (7) days per week. Landlord may totally or partially delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control delegated by Landlord. The parking rights provided to Tenant pursuant to this Article 24 are provided solely for use by Tenant’s own personnel and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with an assignment of this Lease or sublease of the Premises made in accordance with Article 14 above. All visitor parking by Tenant’s visitors shall be subject to availability, as reasonably determined by Landlord, parking in such visitor parking areas as may be designated by Landlord from time to time during the times as may be designated by Landlord from time to time, and payment by such visitors of the prevailing visitor parking rate charged by Landlord from time to time.

PEN FACTORY

-56-	2701 Olympic Blvd., Building B
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ARTICLE 25

LETTER OF CREDIT

25.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord, within five (5) business days following Tenant’s and Landlord’s execution and delivery of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 25.3 below (the “L-C Amount”), which L-C shall be issued by Barclays or any other money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local Los Angeles office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (Barclays, or such other approved, issuing bank being referred to herein as the “Bank”), which Bank must have a “Short Term Issuer Default” Fitch Rating which is not less than “F1”, and a “Long Term Issuer Default” Fitch Rating which is not less than “A”(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit F, attached hereto, or in such other form which is substantially consistent with the form of Exhibit F attached hereto and approved by Landlord (which approval shall not be unreasonably withheld and shall be granted or denied within five (5) business days). Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than ninety (90) days after the expiration of the Lease Term, and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 25 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 25.1 above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 25, and, within ten (10) days following Landlord’s notice to Tenant of such receivership or

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-57-	2701 Olympic Blvd., Building B
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conservatorship (the L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 25, and Landlord shall promptly return such replaced L-C to Tenant following Landlord’s receipt of such replacement L-C. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 25.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval pursuant to this Section 25.1 above, and the attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of billing.

25.2 Application of L-C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 25.1(H) above), draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages recoverable from Tenant under this Lease and applicable Laws of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable Law (except as otherwise expressly provided herein), it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

25.3 L-C Amount; Maintenance of L-C by Tenant.

25.3.1 L-C Amount. The L-C Amount shall be equal to Nine Million and 00/100 Dollars ($9,000,000.00).

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-58-	2701 Olympic Blvd., Building B
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25.3.1.1 Reduction of L-C Amount. To the extent that Tenant is not in default under this Lease (beyond the applicable notice and cure period set forth in this Lease), the L-C Amount shall be reduced commencing on the third anniversary of the Lease Commencement Date and thereafter on each successive anniversary of the Lease Commencement Date (each, a “Reduction Date”) by either (i) 10% of its then existing face amount, if, as of the applicable Reduction Date, Tenant has satisfied the 10% Reduction Threshold (as defined below) (i.e., if, as of the applicable Reduction Date, Tenant is then in satisfaction of the 10% Reduction Threshold for the preceding Lease Year, then, subject to the terms and provisions of this Section 25.3 the L-C Amount shall be decreased by 10% of its then existing amount (e.g. if the then face amount of the Letter of Credit is $9,000,000, the reduction shall be $900,000 (i.e., $9,000,000 less [$9,000,000 x 10%]), or (ii) 7% of its then existing amount if, as of the applicable Reduction Date, Tenant is not then in satisfaction of the 10% Reduction Threshold (i.e., if, as of the applicable Reduction Date, Tenant has not satisfied the 10% Reduction Threshold for the preceding Lease Year, then, subject to the terms and provisions of this Section 25.3 the L-C Amount shall be decreased by 7% of its then existing amount (e.g. if the then face amount of the Letter of Credit is $9,000,000, the reduction shall be $630,000 (i.e., $9,000,000 less [$9,000,000 x 7%]), which reduction amount in either case of (i) or (ii) shall be independent of whether or not Tenant has previously met the 10% Reduction Threshold in connection with any prior Reduction Dates; provided, however, once the L-C Amount has decreased to Four Million Three Hundred Four Thousand Six Hundred Seventy-Two and No/100 Dollars ($4,304,672.00) or less, then on the next applicable Reduction Date, the L-C Amount shall decrease to the Minimum L-C Amount (as defined below). Notwithstanding anything to the contrary set forth in this Section 25.3.2, in no event shall the L-C Amount as set forth above decrease (A) in the event that Tenant is in default under this Lease beyond any applicable notice and cure periods, but such decrease shall take place after such default is cured, provided that no such decrease shall thereafter take effect in the event this Lease is terminated early due to such default by Tenant, and (B) except as specifically set forth in Section 25.8 below, in no event shall the L-C Amount ever decrease below an amount equal to Two Million Dollars ($2,000,000) (“Minimum L-C Amount”).

25.3.1.2 10% Reduction Threshold. As used herein, Tenant shall satisfy the “10% Reduction Threshold” as of any particular Reduction Date, if and only if, prior to such Reduction Date, Tenant delivers to Landlord supporting financial documentation reasonably acceptable to Landlord evidencing that, as of the date which occurs no more than thirty (30) days prior to the applicable Reduction Date, all of the following are true (as certified by the CEO, CFO, or President of Tenant): (i) either (A) Tenant is then a publicly traded company, with its shares traded on a nationally recognized stock exchange, and Tenant then has a “market capitalization” (i.e., the number Tenant’s shares of stock outstanding multiplied by the then current price of one share of Tenant’s stock) of at least Two Billion and 00/100 Dollars ($2,000,000,000.00), or (B) Tenant then has a Net Worth (as defined in Section 14.8 above) of at least Two Billion and 00/100 Dollars ($2,000,000,000.00), and (ii) Tenant then has, and for each of the then two (2) most recently completed fiscal years, Tenant had an annual leverage ratio (i.e., the amount of Tenant’s third party debt divided by EBITDA) equal to four (4) or less. For purposes of this Lease, “EBITDA,” shall mean Tenant’s Operating Income plus Depreciation and Amortization, stock based compensation, debt extinguishment charges and amortization on debt issuance. In each event that the L-C Amount is reduced pursuant to this Section 25.3.1, then Tenant shall deliver to Landlord an amendment to the L-C properly reducing the L-C Amount. Tenant shall pay all expenses, points and fees incurred by Tenant or Landlord in connection with such amendment to the L-C.

25.3.1.3 In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) business days thereafter, provide Landlord with additional letter(s) of credit or an amendment to the L-C in an amount equal to the deficiency, and any such additional letter(s) of credit or an amendment to the L-C

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shall comply with all of the provisions of this Article 25. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 25, Landlord shall have the right to present the L-C to the Bank in accordance with the terms of this Article 25, and the proceeds of the L-C may be applied by Landlord against any amounts recoverable from Tenant under this Lease and applicable Laws and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. In the event Landlord elects to exercise its rights under the foregoing sentence, (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

25.4 Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) its entire interest in and to the L-C to another party, person or entity that has an interest in the Project or this Lease (including any lender in connection with the Project). In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole and not in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection with the first transfer during the Lease Term, and Landlord shall be responsible for paying the Bank’s transfer and processing fees in connection with any transfer thereafter; provided that, if Tenant does not timely pay any such transfer and/or processing fees, then Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) days after Tenant’s receipt of an invoice from Landlord therefor.

25.5 L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such

PEN FACTORY

-60-	2701 Olympic Blvd., Building B
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Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 25 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

25.6 Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

25.7 Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:

25.7.1 A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L-C or the Bank’s honoring or payment of sight draft(s); or

25.7.2 Any attachment, garnishment, or levy in any manner upon either the proceeds of any L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

25.8 Security Deposit in Lieu of Letter of Credit. Notwithstanding any provision to the contrary contained herein, if the then L-C Amount has been decreased to the Minimum L-C Amount pursuant to the terms and provisions of Section 25.3.2 above, then Tenant shall have the one-time right, to deposit with Landlord a security deposit (the “Security Deposit”) in an amount equal to the Minimum L-C Amount, as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease, in lieu of the L-C. If Tenant elects to deliver to Landlord the Security Deposit pursuant to the foregoing sentence, then (i) within ten (10) business days of Landlord’s receipt of the Security Deposit and written notice thereof from Tenant, Landlord and Tenant shall take those actions required to cancel the L-C (or any portion thereof remaining after any draw by Landlord pursuant to the terms of this Lease), (ii) Landlord and Tenant shall execute an amendment to this Lease to memorialize Tenant’s election to provide Landlord with the Security Deposit in lieu of the L-C pursuant to the terms and provisions of this Section 25.8, and (iii) the following language shall be incorporated into this Lease, as amended, and made a part hereof:

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-61-	2701 Olympic Blvd., Building B
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“Landlord shall hold the Security Deposit as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term and Tenant’s surrender of the Premises to Landlord in the condition required hereby. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.”

ARTICLE 26

MISCELLANEOUS PROVISIONS

26.1 Terms. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

26.2 Binding Effect. Subject to all other provisions specifically set forth in this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

26.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

26.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or (other than in a de minimis manner) adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. Landlord shall reimburse to Tenant the actual,

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documented and reasonable attorneys’ fees incurred by Tenant in reviewing such documents, not to exceed $2,000.00. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease for recording and deliver the same to Landlord within ten (10) business days following the request therefor, the recordation of which shall be at the sole cost and expense of Landlord.

26.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer (to the extent such obligations are assumed by the transferee), if the transferee assumes the Landlord’s obligations, Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of the L-C, arising after the date of such transfer, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

26.6 Prohibition Against Recording. Except as provided in Section 26.4 above, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

26.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

26.8 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

26.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

26.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

26.11 Time of Essence. Time is of the essence of this Lease and each of its provisions. Whenever in this Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately,” “promptly,” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the date that the party which is entitled to such payment sends notice to the other party demanding such payment.

26.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

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26.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

26.14 Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, the liability of Landlord and the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building and Project, together with any sales, condemnation or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 26.14 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, members, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner or member of Landlord (if Landlord is a partnership or limited liability company, as applicable), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for consequential damages, which shall include, without limitation, injury or damage to, or interference with, Tenant’s business (including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use), in each case, however occurring (including, without limitation, if occurring as a result of the negligent acts or omissions of Landlord or any Landlord Parties). In addition, neither Tenant nor the Tenant Parties shall be liable under any circumstances for consequential damages, which shall include, without limitation, injury or damage to, or interference with, Landlord’s business (including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use), in each case, however occurring (including, without limitation, if occurring as a result of the negligent acts or omissions of Tenant or any Tenant Parties), except in connection with (i) a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease pursuant to Article 16 above, or (ii) the disturbance or exacerbation of Hazardous Materials by Tenant. Notwithstanding the foregoing, Landlord and Tenant agree and acknowledge that the damages recoverable by Landlord under Section 1951.2 of the California Civil Code (or any similar or successor law) following a default by Tenant under this Lease are not consequential damages and remain recoverable by Landlord notwithstanding the preceding sentence.

26.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease (including the exhibits and riders which are attached hereto and constitute an integral part of this Lease) contains all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be

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considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

26.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building, Other Buildings and/or any other portion of the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Project.

26.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, rain or other inclement weather, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions or inactions, including, without limitation, any delays in obtaining permits or approvals from the applicable governmental authorities, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed upon Tenant under the Tenant Work Letter (except to the extent specifically set forth in the Tenant Work Letter) or with regard to Rent and other charges to be paid by Tenant or Landlord pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

26.18 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally or sent by nationally recognized overnight courier (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given the date that it is received or rejected, (ii) the date the overnight courier delivery is made or attempted to be made, or (iii) upon the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant to terminate this Lease.

26.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

26.20 Authority. Each party hereby represents and warrants to the other party that: (i) the representing party is a duly formed and existing entity that is qualified to do business in the State of California; (ii) the representing party has full right and authority to execute and deliver this Lease; and (iii) each person signing on behalf of the representing party is authorized to do so. Each party is making the foregoing representations knowing that the other party will rely thereon.

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26.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable by the prevailing party whether or not the action is prosecuted to judgment.

26.22 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California, without resort to choice of law principles.

26.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, an option for, and offer to lease, and this instrument shall not be effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

26.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers a commission in connection with the execution of this Lease pursuant to a separate agreement between and/or among Landlord and the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 26.24 shall survive the expiration or earlier termination of this Lease.

26.25 Independent Covenants. Except as otherwise expressly provided herein, this Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not, except as otherwise expressly provided in this Lease, be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as otherwise expressly provided herein; provided, however, that the foregoing shall in no way impair Tenant’s express rights as stated elsewhere in this Lease; provided, further, however, that the foregoing shall also not impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

26.26 Building Name and Signage. Landlord shall have the right at any time to change or designate the name of the Building, Other Buildings and/or the Project, and to install, affix and maintain any and all signs on the exterior of the Building, Other Buildings and/or the Project and in the interior of the Building. Tenant shall not use the name of the Project or use pictures or illustrations of the Project in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant at the Premises, without the prior written consent of Landlord.

26.27 Transportation Management. In addition to Tenant’s obligations set forth in Section 5.1 above, if required by Law, Landlord and Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take reasonable action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

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26.28 Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Project, or any part thereof and that no representations respecting the condition of the Premises or the Project have been made by Landlord to Tenant, except as specifically set forth herein or in the Tenant Work Letter. However, Tenant acknowledges that Landlord or other occupants and tenants of the Project may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project and/or Premises including, without limitation, the Parking Areas, common areas, tenant occupied spaces, systems and equipment, roof, and structural portions of the same which work may create noise, dust, vibrations or leave debris in the Project or Building; provided, however, that such Renovations shall not substantially interfere with Tenant’s ability to access the Premises and Landlord shall use commercially reasonable efforts to minimize any adverse interference with Tenant’s use and occupancy of the Premises. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations, including without limitation, noise, dust and vibrations, shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as specifically set forth in Section 19.8.2 of this Lease. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of, and access to, the Premises and the Parking Areas servicing the same, in connection with any Renovations undertaken by Landlord.

26.29 Intentionally Omitted.

26.30 No Violation. Landlord and Tenant each hereby warrant and represent to the other party that neither its execution of nor performance under this Lease shall cause the subject party to be in violation of any agreement, instrument, contract, law, rule or regulation by which the subject party is bound, and each party shall protect, defend, indemnify and hold the other party harmless against any claims, demands, losses, damages, liabilities, costs and expenses including, without limitation, reasonable attorneys’ fees and costs, arising from the subject party’s breach of this warranty and representation.

26.31 Intentionally Omitted.

26.32 Counterparts/Electronic Delivery. Landlord or Tenant may deliver executed signature pages to this Lease by PDF transmission to the other party, which PDF copy shall be deemed to be an original executed signature page. This Lease may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties had signed the same signature page. The parties hereby acknowledge and agree that counterpart signature pages distributed electronically by facsimile or e-mail, may be used in connection with the execution of this Lease and shall be legal and binding and shall have the same full force and effect as if an a paper original of this Lease had been delivered had been signed using a handwritten signature. Landlord and Tenant (i) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature. If this Lease has been executed by electronic

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signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

26.33 Confidentiality. Landlord and Tenant acknowledge that the economic terms of this Lease are confidential information. Landlord and Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than (i) to their and their parent’s and affiliate’s financial, legal and space planning consultants, brokers, property managers and potential subtenants, assignees, buyers or investors, and such other similarly interested parties, (ii) as may be required to enforce the provisions of this Lease, or (iii) as may be required by applicable Laws.

26.34 Non-Discrimination. Tenant covenants by and for itself, its successors and assigns, and all persons claiming under or through them, and this Lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons, on account of sex, marital status, race, color, religion, creed, national origin or ancestry, in the leasing, subleasing, renting, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through it, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use of occupancy of tenants, lessees, sublessee, subtenants or vendees in the Premises. Notwithstanding the foregoing, a violation of this Section 26.34 by Tenant shall not constitute a Default under the Lease.

26.35 No Conflicts. [***].

26.36 Jurisdiction; Waiver of Jury Trial. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OR PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE AND TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSOR IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

26.37 Arbitration.

26.37.1 General Submittals to Arbitration. The submittal of all matters to arbitration in accordance with the terms and conditions of this Section 26.37 is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Lease, including, but not limited to any matter relating to Landlord’s failure to approve an assignment, sublease or other transfer of Tenant’s interest in the Lease under Article 14 of this Lease, any other defaults by Landlord, or any Tenant default, except for (i) all claims by either party which (A) seek anything other than enforcement of rights under this Lease, (B) seek injunctive relief, or (C) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages, (ii) all claims by either party arising from the determination of Fair Market Rental Rate (as that term is defined in Section 2 of the Extension Option Rider attached hereto), and (iii) claims relating to Landlord’s exercise of any unlawful detainer rights pursuant to California law or rights or

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remedies used by Landlord to gain possession of the Premises or terminate Tenant’s right of possession to the Premises, which disputes shall be resolved by suit filed in the Superior Court of Los Angeles County, California, the decision of which court shall be subject to appeal pursuant to applicable Laws. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the terms and conditions of this Section 26.37 and all attempts to circumvent the terms and conditions of this Section 26.37 shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration (except with respect to the payment of money) to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run until any such affirmative arbitrated determination, as long as it is simultaneously determined in such arbitration that the challenge of such matter as a potential Tenant default or Landlord default was made in good faith. As to any matter submitted to arbitration with respect to the payment of money, to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run in the event that the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made “under protest,” which shall occur when such payment is accompanied by a good faith notice stating the reasons that the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in this Section 26.37.

26.37.2 JAMS. Any dispute to be arbitrated pursuant to the provisions of this Section 26.37 shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the “Arbitrator”) under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). Such arbitration shall be initiated by the parties, or either of them, within ten (10) days after either party sends Notice (the “Arbitration Notice”) of a demand to arbitrate to the other party and to JAMS. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. The parties may agree on a retired judge from the JAMS panel. If they are unable to promptly agree, JAMS will provide a list of three available judges and each party may strike one. The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s commercial arbitration rules then in effect.

26.37.3 Arbitration Procedure.

26.37.3.1 Pre-Decision Actions. The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.

26.37.3.2 The Decision. The arbitration shall be conducted in Los Angeles, California. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California and the terms and conditions of this Lease. The Arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief (an “Arbitration Award”) that is just and equitable. The decision must be based on, and

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accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior Court of the State of California, subject only to challenge on the grounds set forth in the California Code of Civil Procedure Section 1286.2. The validity and enforceability of the Arbitrator’s decision is to be determined exclusively by the California courts pursuant to the terms and conditions of this Lease. The Arbitrator shall award costs, including without limitation attorneys’ fees, and expert and witness costs, to the prevailing party as defined in California Code of Civil Procedure Section 1032 (“Prevailing Party”), if any, as determined by the Arbitrator in his discretion. The Arbitrator’s fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of dispute is the closer to that adopted by the Arbitrator.

26.38 Calendar Days. All references made in this Lease to the word “days,” whether for notices, schedules or other miscellaneous time limits, shall at all times herein be deemed to mean calendar days, unless specifically references as “business” or “working” days. Business or working days shall mean the days Monday-Friday, excluding Holidays.

26.39 Good Faith. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have an adverse effect on the Base Building (other than in a de minimis manner), or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 4 (Additional Rent), Article 10 (Insurance), or Article 19 (Defaults; Remedies) of this Lease (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld, conditioned or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish Rules and Regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

26.40 Executive Order 13224. Tenant and all persons or entities holding any equity ownership interest whatsoever in Tenant are not included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended. Neither Tenant nor any persons holding equity interest whatsoever in Tenant shall at any time during the term of the Lease be described in, covered by or specially designated pursuant to or be affiliated with any person described in, covered by or specially designated pursuant to Executive Order 13224, as amended, or any similar list issued by the Office of Foreign Asset Control (“OFAC”) or any other department or agency of the United States of America. Notwithstanding the foregoing, Tenant hereby confirms that if it becomes aware or receives any notice of any violation of the foregoing covenant and agreement (an “OFAC Violation”), Tenant will immediately (i) give notice to Landlord of such OFAC Violation, and (ii) comply with all laws applicable to such OFAC Violation, including, without limitation, Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 (collectively, the “Anti-Terrorism Regulations”), and Tenant hereby authorizes and consents to Landlord taking any and all reasonable steps Landlord deems necessary, in its sole discretion, to comply with all laws applicable to any such OFAC Violation, including the requirements of the Anti-Terrorism Regulations. Failure to comply with the Anti-Terrorism Regulations will be an event of default under this Lease. Tenant will provide such reasonable evidence as Landlord may request from time to time to evidence compliance with the foregoing.

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26.41 Telecommunications Equipment. At any time during the Lease Term, subject to the terms of this Lease, including this Section 26.41, Tenant may install, at Tenant’s sole cost and expense, telecommunication devices to meet Tenant’s telecommunication needs at the Premises (the “Telecommunications Equipment”) upon the roof of the Building. Tenant shall not be obligated to pay any rent or fee to Landlord for its use of the roof pursuant to this Section 26.41. Notwithstanding the foregoing, Tenant shall also pay all costs incurred by Landlord or Tenant for Tenant’s use of the Building utilities in connection with the Telecommunications Equipment (including the cost of any separate metering requested by Landlord), including, without limitation, any electricity, water, gas, or heating, ventilation, or air conditioning. In addition, Tenant shall directly pay for all costs in connection with the construction, installation, operation, maintenance, repair, replacement, and insurance of the Telecommunication Equipment. Tenant’s right to utilize the roof of the Building pursuant to the terms hereof shall be non-exclusive; provided that any telecommunications equipment installed by Landlord on the roof of the Building shall (i) be reasonably screened by Landlord, (ii) in no event unreasonably interfere with Tenant’s view from the Premises through any skylights located on the roof of the Building, (iii) in no event contain third party branding which is visible from the exterior of the Building, and (iv) be proportionally and reasonably allocated between the Building and the Other Building if more than two (2) telecommunication devices are installed by Landlord in the Project which are not for the benefit of the tenants of the Project. The physical appearance and all specifications of the Telecommunications Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Landlord, and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Further, Tenant hereby agrees to attach the Telecommunications Equipment to the roof in accordance with Landlord’s Project standard method therefor. Tenant shall be responsible, at Tenant’s sole cost and expense, for (i) obtaining all permits or other governmental approvals required for or in connection with the Telecommunications Equipment, (ii) repairing and maintaining and causing the Telecommunications Equipment to comply with all Laws, and (iii) prior to the expiration or earlier termination of this Lease, removal of the Telecommunications Equipment and all associated wiring (and the restoration of all affected areas to the condition existing prior to the installation thereof). In no event shall Tenant permit the Telecommunications Equipment to interfere with the systems of the Project or any other communications or other equipment at or servicing the Building or Project. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause related to Tenant’s installation, use, repair or maintenance or any other matter relating to or in connection with the Telecommunications Equipment. Subject to Landlord’s reasonable and non-discriminatory rules and regulations (including, without limitation, Landlord’s reasonable notice requirements), Tenant shall be permitted to access the roof of the Building in order to install, repair and maintain its Telecommunications Equipment. The rights set forth in this Section 26.41 shall be personal to Original Tenant and any Permitted Transferee Assignee, and may not be assigned to or utilized by any assignee, sublessee, transferee or any other party.

26.42 Emergency Generator. Subject to the terms hereof and applicable Laws, Tenant shall have the right to install one (1) emergency electrical generator (the “Generator”) to service the Premises in an area adjacent to the Building (the specific location of the Generator shall be reasonably designated by Landlord [the “Generator Area”]). Except as specifically set forth in this Section 26.42 below, Tenant shall not be charged any Rent for the use of the Generator Area. All connections (cables, cable trays, etc.)

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from such Generator to the Premises shall be located in areas reasonably approved by Landlord. The Generator shall be screened by Tenant, at Tenant’s sole cost and expense, which screening shall be aesthetically consistent with the overall design, architecture, construction and aesthetics of the Project and a first class creative office complex (evaluated relative to the Comparable Buildings). In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Project by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor). Tenant shall be responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant’s installation, operation, use and/or removal of the Generator. In the event that Landlord shall incur any costs as a result of or in connection with the rights granted to Tenant herein, Tenant shall reimburse Landlord for the same within thirty (30) days following billing therefor. Subject to Landlord’s prior approval of all plans and specifications, which approval shall not be unreasonably withheld, and at Tenant’s sole cost and expense, Landlord shall permit Tenant to install and maintain the Generator in the Generator Area, and connections between the Generator and Landlord’s electrical systems in the Building, all in compliance with all applicable Laws. Without limitation of the foregoing, all conditions relating to the installation, connection, use, repair and removal of the Generator (including, without limitation, the manner and means of Tenant’s connection of the Generator to the Building Systems) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for all maintenance and repairs and compliance with Laws obligations related to the Generator and acknowledges and that Landlord shall have no responsibility in connection therewith and that Landlord shall not be liable for any damage that may occur with respect to the Generator. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generator and such connections to the Building for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Tenant shall submit the specifications for design, operation, installation and maintenance of the connections to the Generator and facilities related thereto to Landlord for Landlord’s consent, which consent will not be unreasonably withheld or delayed, and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s engineers, so that the Building’s Systems or other components of the Building and Project are not adversely affected by the installation and operation of the Generator and/or based upon other reasonable factors as determined by Landlord. The cost of design (including engineering costs) and installation of the Generator and the costs of the Generator itself shall be Tenant’s sole responsibility. All repairs and maintenance and compliance with Laws with respect to the Generator shall be the sole responsibility of Tenant (at Tenant’s sole cost and expense), and Landlord makes no representation or warranty of any kind with respect to such Generator. At Landlord’s option, Landlord may require that Tenant upon the expiration or earlier termination of the Lease, as amended (or upon any earlier termination of Tenant’s rights with respect to the Generator as provided hereunder), either (i) leave in place the Generator, and all related facilities and equipment, or (ii) remove the Generator and all related facilities and equipment and repair all damage to the Building and/or Project resulting from such removal and restore all affected areas to their condition existing prior to Tenant’s installation of the Generator, all at Tenant’s sole cost and expense. The terms of the preceding sentence as well as the indemnity set forth below shall survive the termination or earlier expiration of the Lease, as amended. Tenant shall indemnify, defend, protect, and hold harmless Landlord, and the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause related to or connected with the installation, use, operation, repair and/or removal of the Generator and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in connection with the Generator. In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord’s other remedies, (A) Landlord shall have the right to terminate Tenant’s rights with respect to the Generator, and/or (B) Landlord shall have the right, at Tenant’s sole cost

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and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within thirty (30) days following demand by Landlord, the Actual Cost expended by Landlord, plus a ten percent (10%) surcharge payable to Landlord on such costs to cover Landlord’s administrative costs. Tenant shall pay, as Additional Rent, all costs of Tenant’s use of Project utilities in connection with the Generator, which use, at Landlord’s option, shall be separately metered (and Tenant shall pay to Landlord the cost of such separate metering), including, without limitation, any electricity, water, gas, or heating, ventilation or air conditioning. Tenant shall immediately cause the removal of any Hazardous Materials released by, or on behalf of, Tenant (including, without limitation, in connection with the Generator) and return the Generator and/or Project to the environmental condition as it existed prior to the installation of the Generator. Landlord has made no warranty or representation that the Generator is permitted by applicable Law nor that the Generator Area is suitable for the Generator, and Tenant assumes all liability and risk in obtaining all permits and approvals necessary for the installation and use of the Generator. Further, during the entire portion of the Lease Term in which the Generator is located within the Project, Tenant shall (a) obtain and maintain all applicable permits in connection with the use and operation of the Generator and (b) keep the Generator in good working order and certified. Landlord may, upon at least fifteen (15) days’ prior written notice to Tenant, require Tenant to relocate the Generator Area, or a portion thereof, to another location designated by Landlord and reasonably acceptable to Tenant; provided, however, that a substitute location will not result in permanent loss or loss over an extended period of functionality of the Generator and so long as Landlord shall provide temporary back-up generator power during any such relocation. In such event, Landlord shall relocate the Generator to such substitute location at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable. All applicable provisions of this Lease shall apply to the Generator Area and Generator and Tenant’s use thereof, in the same manner as those provisions apply to the Premises. In the event of any conflicts between the provisions of this Section 26.42 and the remainder of this Lease, in connection with the interpretation of this Section 26.42 only, the provisions of this Section 26.42 shall govern. Accordingly, the Generator and the Generator Area shall be deemed to be a part of the Premises for purposes of the indemnity and insurance provisions of this Lease, and, in addition, Tenant shall maintain, at Tenant’s cost, industry standard “boiler and machinery” insurance coverage with respect thereto.

26.43 Dogs. Subject to applicable Laws and further subject to any additional reasonable rules and regulations as may be promulgated by Landlord from time to time, Tenant shall be permitted to bring up to a maximum of one (1) non-aggressive, fully-domesticated, fully-vaccinated, neutered/spayed and trained dog into the Premises per 5,000 rentable square feet of the Premises (which dogs are currently owned by Tenant’s employees, Permitted Transferees, or Permitted Occupants) (individually or collectively, “Tenant’s Dogs”). Tenant agrees all of Tenant’s Dogs shall be less than eighty (80) pounds in weight each. Tenant represents and warrants that none of Tenant’s Dogs are of the following breeds of dog (or a mix comprised of one or more of the following): Pit Bull, Chow Chow, Alaskan Malamutes, Rottweiler, Doberman, Huskies, or Presa Canario. Tenant’s Dogs shall be strictly controlled and supervised at all times by its owner. Tenant’s Dogs shall only be allowed within the Premises and under no circumstances shall Tenant’s Dogs be permitted in the Parking Structure or the Common Areas within the Project other than to access the Premises or other outdoor Common Areas. Tenant’s Dogs shall utilize the service exit that leads directly to the dog park within the Project. Tenant’s Dogs must be leashed and attended to by Tenant or a Tenant employee at all times in the outdoor Common Areas. Within five (5) days following Tenant’s receipt of Landlord’s request therefor, Tenant shall provide Landlord with satisfactory evidence showing that all current vaccinations, flea treatments and certifications have been received by Tenant’s Dogs. Tenant’s Dogs must have both heartworm and frontline vaccinations on an annual basis, and none of Tenant’s Dogs shall be brought to the Premises in the event one (1) of Tenant’s Dogs becomes ill or contracts a disease that could potentially threaten the health or wellbeing of any occupants of the Project (which diseases may include, but shall not be limited to, rabies, leptospirosis and

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Lyme disease). Tenant shall not permit any objectionable dog related noises or odors to emanate from the Premises, and in no event shall Tenant’s Dogs be kept in the Premises overnight. Tenant’s Dogs shall not bark excessively or otherwise create a nuisance at the Project. All bodily waste generated by Tenant’s Dogs in or about the Premises shall be immediately removed and disposed of in trash receptacles designated by Landlord, and any areas of the Premises affected by such waste shall be cleaned and otherwise sanitized to a condition consistent with Landlord’s commercially reasonable standards applicable thereto. Landlord shall have the right to cause Tenant to hire, at Tenant’s sole cost and expense, a professional cleaning service or flea and pest control service designated by Landlord to sanitize the Premises (including the Deck) in the event Landlord reasonably determines such services are necessary. Tenant’s Dogs shall not be permitted to enter the Premises if Tenant’s Dogs previously exhibited dangerous or aggressive behavior. Tenant’s Dogs shall not interfere with other tenants, licensees, invitees or those having business in the Project. Notwithstanding any provision to the contrary contained in the Lease, Landlord shall have the right at any time to rescind Tenant’s right to have any particular Tenant’s Dog in the Premises or outdoor Common Areas if, in Landlord’s sole but reasonable discretion, there is a legitimate reason not to continue to allow any of Tenant’s Dogs into the Premises, including, but not limited to, if (i) any of Tenant’s Dogs are, in Landlord’s reasonable judgment, found to be a substantial nuisance to the Project (for purposes hereof, Tenant’s Dogs may found to be a “substantial nuisance” if, without limitation, any of Tenant’s Dogs enters or defecates in the Common Areas and Tenant does not promptly dispose of such waste, or damages the Common Areas); (ii) Landlord receives complaints from any other tenants or third parties as a result of any unreasonable noise or nuisance caused by Tenant’s Dogs; (iii) Landlord receives any notice of violation or default of any applicable Laws or any Underlying Documents affecting the Project or (iv) Tenant’s failure to comply with the provisions of this paragraph. Without limiting the provisions of Section 10.1 above, Tenant hereby agrees to protect, defend, indemnify and hold the Indemnified Parties, harmless from and against any and all Claims arising from or connected in any way with Tenant’s Dogs, including (i) all damages arising or resulting from Tenant’s Dogs being present at the Premises, (ii) any violation of any applicable laws, regulations, ordinances or any covenants, conditions, restrictions or matters of record affecting the Project, and (iii) any personal injuries or property damage. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

CSHV PEN FACTORY, LLC, a Delaware limited liability company

By:	[***]

By:	[***],

Its authorized agent

By:	/s/ [***]
Name: [***]
Its: Authorized Signatory

TENANT:

GOODRX, INC., a Delaware corporation

By:	/s/ Doug Hirsch
Name: Doug Hirsch
Its: Co-CEO

By:	/s/ Trevor Bezdek
Name: Trevor Bezdek
Its: Co-CEO

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